UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CARLYLE

Annual Meeting of Shareholders

PROXY STATEMENT 2021

The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW, Washington, DC 20004
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
ITEMS OF BUSINESS
•ITEM 1. Election to our Board of Directors of the four Class 1 director nominees named in the attached Proxy Statement for a three-year term
•ITEM 2. Ratification of Ernst & Young LLP (“Ernst & Young”) as Independent Registered Public Accounting Firm for 2021
•ITEM 3. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
•ITEM 4. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)
•ITEM 5. Non-Binding Vote on Frequency of Shareholder Votes to Approve Named Executive Officer Compensation (“Say-on-Frequency”)
•Transaction of such other business as may properly come before our 2021 Annual Meeting of Shareholders

DATE & TIME	9:00 a.m. EDT
Tuesday, June 1, 2021

ACCESS*	Our Annual Meeting can be accessed virtually at:
www.virtualshareholdermeeting.com/CG2021

RECORD DATE	April 5, 2021. A list of shareholders as of the record date will be accessible electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CG2021 when you enter your 16-Digit Control Number.

* In light of the coronavirus, or COVID-19, pandemic; for the safety of all of our people, including our shareholders, and taking into account current federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see Frequently Asked Questions. Shareholders will be able to attend, vote and submit questions from any location via the Internet.

Your vote is important to us. Please exercise your shareholder right to vote.
By Order of the Board of Directors,
Joanne Cosiol
Corporate Secretary
April 14, 2021

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on Tuesday, June 1, 2021. Our Proxy Statement and 2020 Annual Report to Shareholders are available at www.proxyvote.com. By April 14, 2021, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice includes instructions on how to access our Proxy Statement and 2020 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about April 14, 2021. For more information, see Frequently Asked Questions.

Table of Contents

LETTER FROM OUR CEO	1

EXECUTIVE SUMMARY	2
2021 Annual Meeting Information
Matters to be Voted on at our 2021 Annual Meeting
Strategy and Performance Highlights
Corporate Governance Highlights
Carlyle’s Commitment to Investing for Impact and Diversity, Equity and Inclusion

CORPORATE GOVERNANCE	7
Executive Officers
Code of Conduct and Code of Ethics for Financial Professionals
Item 1. Election of Directors
Controlled Company Exception and Director Independence
Structure of our Board and Governance Practices
Stakeholder Engagement

AUDIT MATTERS	22
Item 2. Ratification of Ernst & Young LLP as our Independent Registered Accounting Firm for 2021
Fees paid to Independent Registered Public Accounting Firm
Report of our Audit Committee

COMPENSATION MATTERS	25
Compensation Discussion and Analysis
Item 3. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan
Item 4. Non-Binding Vote to Approve Named Executive Officer Compensation (Say-on-Pay)
Item 5. Non-Binding Vote on Frequency of Shareholder Votes to Approve Named Executive Officer Compensation (Say-on-Frequency)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57

BENEFICIAL OWNERSHIP	62

ADDITIONAL INFORMATION	64

FREQUENTLY ASKED QUESTIONS	65

ANNEX A: RECONCILIATIONS OF NON-GAAP MEASURES	A-1

ANNEX B: THE CARLYLE GROUP INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN	B-1

This proxy may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our dividend policy, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 11, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Dear fellow shareholders:
We are pleased to invite you to the 2021 Annual Meeting of Shareholders of The Carlyle Group Inc., to be held virtually on Tuesday, June 1, 2021. Our proxy materials include a notice setting forth the items we expect to address during the meeting, our Proxy Statement, a form of proxy and a copy of our 2020 Annual Report to Shareholders. Your vote and representation are important to us. Even if you are unable to attend the meeting, we hope you will exercise your vote.
As reference for the meeting, 2020 performance information can be found in our Annual Report to Shareholders, and details on our multi-year strategic plan can be found on Carlyle’s Investor Relations website https://ir.carlyle.com/.
Thank you for your continued support of Carlyle.

KEWSONG LEE
Chief Executive Officer

April 14, 2021

2021 Proxy Statement	1

This summary highlights information from the Proxy Statement for the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of The Carlyle Group Inc. (the “Company”). You should read the entire Proxy Statement carefully before voting.
2021 Annual Meeting Information

DATE AND TIME	9:00 a.m. EDT
Tuesday, June 1, 2021

ACCESS*	Our Annual Meeting can be accessed virtually via the Internet at:
www.virtualshareholdermeeting.com/CG2021
To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or a Notice of Internet Availability of Proxy Materials (“Notice”). If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

RECORD DATE	April 5, 2021. A list of shareholders as of the record date will be accessible electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CG2021 when you enter your 16-Digit Control Number.
*In light of the coronavirus, or COVID-19, pandemic, for the safety of all of our people, including our shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions by visiting www.virtualshareholdermeeting.com/CG2021. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.proxyvote.com.

2021 Proxy Statement	2

MATTERS TO BE VOTED ON AT OUR 2021 ANNUAL MEETING

	BOARD RECOMMENDATION	PAGE

ITEM 1. Election to our Board of Directors of the Class 1 director nominees named in the accompanying Proxy Statement for a three-year term	FOR each director	9

ITEM 2. Ratification of Ernst & Young as Independent Registered Public Accounting Firm for 2021	FOR	22

ITEM 3. Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	FOR	49

ITEM 4. Non-Binding Vote to Approve Named Executive Officer Compensation	FOR	55

ITEM 5. Non-Binding Vote on Frequency of Shareholder Votes to Approve Named Executive Officer Compensation	ONE YEAR	56

Strategy and Performance Highlights
Financial, operational and strategic highlights for our firm for 2020 include:

$580MN	$762MN	$520MN
FY 2020 INCOME BEFORE PROVISION FOR TAXES	FY 2020 DISTRIBUTABLE EARNINGS*	FY 2020 FEE RELATED EARNINGS *

$246BN	$170BN	$27.5BN
RECORD TOTAL ASSETS UNDER MANAGEMENT, UP 10% YOY	FEE-EARNING ASSETS UNDER MANAGEMENT, UP 6% YOY	TOTAL FUNDS RAISED FOR 2020

*For a reconciliation of this non-GAAP measures to its corresponding GAAP measure, please see Annex A: Reconciliation of Non-GAAP Measures.
Our 2020 performance showcases our global investment capabilities and how we create long-term value for our fund investors, companies, people, communities and shareholders. This performance is a reflection of significant efforts to build on 30+ years of investment excellence. During 2020, we focused on:
•Adapting our processes to operate effectively given the long-lasting implications of COVID-19 on how we live, work, and invest.
•Simplifying the structure of our organization into three business segments – Global Private Equity, Global Credit, and Investment Solutions – and streamlining product offerings to better focus our efforts.
•Implementing a platform-oriented approach, emphasizing broad scale, global reach, and deep industry expertise, helping us to invest better while also driving operating leverage.

2021 Proxy Statement	3

We believe these efforts propelled our 1,800+ people to continually strive to think bigger, perform better, and move faster. Today’s Carlyle is just the beginning of what we can achieve for our stakeholders.
Corporate Governance Highlights
We are committed to transparent and best-in-class corporate governance, which we believe promotes the long-term interests of all stakeholders. We seek directors with experience and demonstrated success in areas relevant to Carlyle’s businesses and strategy who contribute to the Board’s effective oversight of management. We believe a diverse and inclusive board asks better questions, finds better answers and drives better performance. Carlyle has adopted policies and practices that are designed to ensure compliance with the rules and regulations of the U.S. Securities and Exchange Commission, the listing requirements of The Nasdaq Global Select Market, and applicable corporate governance requirements. Key corporate governance policies and practices include:
•Our Board advises management and provides oversight of the firm’s business and affairs;
•Our Board is diverse in terms of gender, ethnicity, experience, perspective and skills;
•The Board has a strong Lead Independent Director, Lawton Fitt, who facilitates independent oversight;
•The independent members of the Board meet in executive session regularly without the presence of management. The Board’s Lead Independent Director presided over these executive sessions in 2020;
•The Nominating & Corporate Governance Committee leads the annual Board, Committee and director assessments;
•Independent directors are required to hold a minimum amount of shares in the Company;
•The full Board focuses on succession planning;
•On an ongoing basis, the Board, led by the Nominating and Corporate Governance Committee, considers the composition of the Board as a whole, and seeks to identify potential directors who have the necessary skills, experience and personal attributes to advise management and effectively oversee the company;
•Shareholders may recommend a director nominee to Carlyle’s Nominating and Corporate Governance Committee;
•The Board is committed to sustainability and other environmental, social and governance (“ESG”) matters and has appointed Janet Hill as the Board’s ESG and Impact lead; and
•An Ethics and Compliance hotline is available to all employees, and Carlyle’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

2021 Proxy Statement	4

Carlyle’s Commitment to Investing for Impact and Diversity, Equity and Inclusion
Our impact is rooted in building better businesses, because we believe that better businesses deliver better outcomes, and create lasting value. In 2020, we increasingly saw how strong performance across environmental, social and governance dimensions drives better financial results. From due diligence through exit, Carlyle partners with management teams to improve multiple aspects of a business. We work with our portfolio companies to create diverse and inclusive teams that will make better decisions, navigate the challenges of climate change and energy transition, ensure employees are healthy, productive and engaged, and play a pivotal role in local communities.
In 2008, Carlyle developed a set of Guidelines for Responsible Investing that consider the environmental, social and governance implications of certain investments we make. In 2020, we further tightened our policies and practices around evaluating new investments for ESG implications, establishing a senior ESG review committee to evaluate more complex ESG issues, in order to help guide our investment analysis. In 2020, we published our inaugural Task Force on Climate-related Financial Disclosures (TCFD) Report, underscoring our evolving approach to climate change and published our first corporate ESG disclosures, utilizing Global Reporting Initiative (GRI) Standards, which provide an internationally recognized framework to communicate our material ESG issues as a firm to our stakeholders. We believe good governance processes enable us to monitor current and emerging risks and provide investors with the transparency they require.
We work to continually improve environmental stewardship within our firm, particularly in the areas of climate change, energy and materials use. In 2020 we hosted our inaugural climate scenario planning workshop to help us start thinking critically about a range of plausible climate scenarios, and from those scenarios, what would better position our portfolio today for those worlds. Our new office location in New York City at One Vanderbilt received the highest LEED and wellness certifications, and

2021 Proxy Statement	5

we are in our third year of carbon neutrality across our own operations, after we became the first major private equity firm to make a carbon neutrality commitment in 2017. We are a member of Businesses for Social Responsibility (BSR), an industry group working to advance sustainability practices in the business sector (BSR facilitated our first climate scenario workshop, detailed above) as well as a member of the Renewable Energy Buyers Association (REBA). In November 2020, Carlyle became a founding member of the One Planet Private Equity Funds Initiative. One Planet’s objective is to accelerate the integration of climate change analysis into the management of large, long-term asset pools.
At Carlyle, success is dependent on finding and seizing opportunities to sharpen our edge in an increasingly competitive and complex investment landscape. We work hard to cultivate diverse and inclusive teams—with diverse perspectives, knowledge bases, interests and cultural identities—who can examine ideas from every angle to generate competitive business insights and make better decisions. We believe that diverse teams ask better questions and inclusive teams find better answers.
Our Board of Directors oversees the firm’s approach to ESG and impact and director Janet Hill serves as the ESG and Impact Lead and is directly responsible for overseeing the firm’s ESG and Impact efforts. The Board receives updates on ESG strategy and investment implications at least annually, and receives reports on thematic issues, such as Carlyle’s approach to climate risk and opportunity, and diversity, equity and inclusion.

2021 Proxy Statement	6

Board Leadership Structure
Our Board of Directors oversees our business and affairs and consists of 12 directors. Currently, half of the directors on our Board are independent. Over time, we intend to transition to a majority independent Board.
Two of our founding partners, David M. Rubenstein and William E. Conway, Jr., currently serve as non-executive Co-Chairmen of the Board. Our Chief Executive Officer, Kewsong Lee, also serves as a Board member.
Lawton Fitt serves as our Lead Independent Director. She presides at executive sessions of the independent directors and engages with them between Board and Committee meetings. As our Lead Independent Director, Ms. Fitt, works closely with the independent directors to provide essential objective oversight of our business. She facilitates communications with the Board, the identification of matters for consideration by the Board and management, and the formulation of appropriate guidance to be suggested by the independent directors.
We believe this leadership structure for the Board has served us well. Our CEO can utilize the Board as a resource for insights and advice, and under this leadership structure he is able to focus his efforts on operating the business and leading the management team. We benefit from our founders’ extensive knowledge and experience in the alternative asset investment management industry, and the continuity they have provided as Carlyle transitioned from a private partnership to a public company. At the same time, we benefit from the perspectives of a diverse group of independent directors with a strong Lead Independent Director.
Board Oversight of our Firm
Our Board is responsible for oversight of the business and affairs of Carlyle. In order to drive long-term sustainable value for our stakeholders, the Board discusses and receives regular updates on a wide variety of matters affecting the firm and advises our management team to help drive success. The Board regards our employees as one of our greatest assets. Central to the Board’s oversight of our

2021 Proxy Statement	7

efforts to drive sustainable value is the goal of assuring that our standards of integrity and ethical conduct are appropriately communicated and embraced by the firm.
The key areas of oversight for our Board include:
•Strategy. Our Board advises management on the development and communication of an effective business strategy for the firm, including with regard to the development of growth opportunities. Key leaders of our business segments present their business plans, budgets and initiatives to the Board and the Board engages members of the management team to help devise and execute growth initiatives and steer the firm’s strategic direction.
•Risk Management. Our Board is responsible for oversight of the firm’s enterprise risk management strategy and its risk tolerance. Our approach to risk management is to focus on identifying relevant sources of risk, and ensuring that the right personnel from various business segments, divisions and disciplines within the firm are coordinated and effectively collaborating to manage areas of critical risk. Of utmost importance is the Board’s focus on reputational risk, which is routinely evaluated across all aspects of our business. Other areas of risk management addressed by the Board include global and regional market dynamics, political and legislative risk, environmental and social risk, and technology and cyber-security risk. While the full Board exercises responsibility for enterprise risk management, each Board committee maintains appropriate risk oversight within the scope of its committee function. For example, the Audit Committee undertakes oversight of financial, tax, legal and compliance risks, and monitors the adequacy of our capital and liquidity positions. Our Compensation Committee oversees risks relating to our compensation programs and strategies for attracting, motivating and retaining employees and aligning their interests with the best interest of the firm. Our Nominating and Corporate Governance Committee oversees risk relating to the effectiveness of our Board, the quality of leadership, and succession planning. With the guidance and oversight of the Board and its committees, management of day-to-day judgments on risk matters throughout the business has been delegated to the management team.
•CEO Performance. A primary role of the Board is to assess the performance of our CEO. The Compensation Committee also plays an important role in such assessment in its role of awarding compensation based on firm and individual performance. Such assessments of the CEO are accomplished throughout the year in meetings of the Board and its committees and as part of the annual year end compensation review process.
•Financial Performance and Reporting. Our Board and the Audit Committee continuously monitor the financial performance of the firm. Our Chief Financial Officer provides the Audit Committee and the Board at each regularly scheduled meeting with critical financial information that allows the Board and its committees to perform their oversight responsibilities. The Audit Committee oversees management’s preparation and presentation of the quarterly and annual financial statements and the operation of our internal controls over financial reporting, including our disclosure and valuation processes.
•Human Capital Management. We regard our employees as one of our greatest assets, and our Board and Compensation Committee are responsible for oversight of the firm’s approach to managing human capital. In particular, our Board focuses on supporting management’s extensive initiatives to support and expand diversity, equity and inclusion within our workforce, as well as within portfolio companies acquired by our investment funds. During the COVID-19 pandemic, the Board has encouraged management’s efforts to protect the health and safety of our people, and to adapt to a changing work environment, with an emphasis on productivity and wellness. In promoting the efficacy of our employee base, the Board encourages merit-based compensation that rewards performance and aligns employee

2021 Proxy Statement	8

incentives with the best interests of our stakeholders. Our Chief Human Resources Officer facilitates employee engagement surveys and other key employee data and reports regularly to the Board and Compensation Committee.
•Core Values. Carlyle’s core values are often collectively referred to as “One Carlyle”, which encompasses a long-standing emphasis on acting with integrity and transparency in our dealings with all stakeholders, enhancing our reputation and strengthening the trust that others have in our firm. We demand the highest standards of ethical dealings, and we require collaboration and cooperation among all parts of our firm while also emphasizing an environment where our people feel free to voice their views, ideas and suggestions to achieve the best outcome for our stakeholders. In doing so, we bring to bear the best ideas for investment excellence from all areas within our global footprint, and maximize the value of the services we provide. Our Board oversees management in its efforts to encourage and sustain our core values.
Policy Regarding Hedging
Pursuant to the Company’s insider trading policies, all Company employees, including the named executive officers, and directors are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. In addition, all Company employees and directors are prohibited from taking “short” positions in Company securities.
ITEM 1. ELECTION OF DIRECTORS
Composition of the Board
Our Board is comprised of twelve directors. Half of our directors are independent, and half are employees or consultants of the firm in addition to serving as directors. Our independent directors are comprised of a diverse group of highly educated professionals with experience in different industries that helps to inform our global investment management business, including banking and finance, healthcare, pharma, real estate, hospitality, telecommunications, marketing and education. The directors who are not independent have worked as Carlyle employees or consultants for many years and have extensive experience and strong reputations within the global investment management industry.
Four of our twelve directors stand for election each year. Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
In connection with our conversion from a Delaware limited partnership into a Delaware corporation (the “Conversion”), we entered into stockholder agreements with our founders. These agreements grant each of our founders the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Transactions–Stockholder Agreements” for additional information.

2021 Proxy Statement	9

Our Directors
The following sets forth the names, ages and positions of our directors.

WILLIAM E. CONWAY, JR.
71, Founder, Co-Chairman and Director*

DAVID M. RUBENSTEIN
71, Founder, Co-Chairman and Director*

KEWSONG LEE
55, Chief Executive Officer and Director

DANIEL A. D'ANIELLO
74, Founder, Chairman Emeritus and Director*

JAMES H. HANCE, JR.
76, Operating Executive and Director

LAWTON W. FITT
67, Lead Independent Director

JANET HILL
73, Director

DERICA RICE
56, Director

DR. THOMAS S. ROBERTSON
78, Director

WILLIAM J. SHAW
75, Director

ANTHONY WELTERS
65, Director

**Non-executive*

2021 Proxy Statement	10

The Board has selected Daniel A. D’Aniello, Peter J. Clare, Dr. Thomas S. Robertson and William J. Shaw for election as Class I directors. If elected, each Class I director will serve until the annual meeting of shareholders in 2024, and thereafter until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal.
Board Recommendation
After a review of the individual qualifications and experiences of each of our director nominees and his contributions to our Board, our Board determined unanimously to recommend that shareholders vote “FOR” the four Class I nominees named in this Proxy Statement.
Nominees for Class I Directors Whose Terms Will Expire in 2021
    Daniel A. D’Aniello. Mr. D’Aniello is a co-founder of Carlyle and non-executive member of the Board. He has served on our Board of Directors since July 18, 2011, serving as Chairman of the Board from 2012 until January 1, 2018. Prior to forming Carlyle in 1987, Mr. D’Aniello was the Vice President for Finance and Development at Marriott Corporation for eight years. Before joining Marriott, Mr. D’Aniello was a financial officer at PepsiCo, Inc. and Trans World Airlines. Mr. D'Aniello served in the United States Navy from 1968 through 1971 during which time he was a Distinguished Naval Graduate of Officer Candidate School, Newport R.I.; a Supply Officer (LTJG) aboard the USS Wasp (CVS 18); and in 2016, Mr. D'Aniello was awarded the designation of Lone Sailor by the U.S. Navy Memorial Foundation. Mr. D’Aniello is Chairman of the American Enterprise Institute for Public Research; Co-Chairman of the Institute for Veterans and Military Families; Chairman of the Wolf Trap Foundation of the Performing Arts; an Advisor to the John Templeton Foundation; a founding Trustee of the Lumen Institute; and a Lifetime Member of the Board of Trustees of Syracuse University, a member of the Chancellor’s Council and a member of the Corporate Advisory Council to the Martin J. Whitman School of Management. Mr. D’Aniello previously served as chairman and/or director of several private and public companies in which Carlyle had significant investment interests. Mr. D’Aniello is a 1968 magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a 1974 graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.
Peter J. Clare. Mr. Clare is a member of our Board of Directors. Mr. Clare was elected to our Board of Directors effective January 1, 2018. Mr. Clare is the Chief Investment Officer of Corporate Private Equity and is Co-Head of the U.S. Buyout group. Effective June 1, 2021, in addition to continuing to serve as Chief Investment Officer of Corporate Private Equity, Mr. Clare will assume the role of Chairman of the Americas and serve as Chair of the US Buyout and Growth Investment committees. Mr. Clare previously served as Deputy Chief Investment Officer of the Company’s CPE segment. From 1999 to 2001, Mr. Clare was based in Hong Kong and was a founding member of the Carlyle Asia Buyout team and continues to serve on the Carlyle Asia Buyout Investment Committee. In 2001 and 2002, Mr. Clare launched Carlyle’s initial investments in distressed debt, which led to the creation of Carlyle Strategic Partners. From 2004 to 2011, Mr. Clare served as the Global Head of the Aerospace, Defense & Government Services sector team. Prior to joining Carlyle, Mr. Clare was with First City Capital Corporation, a private equity group that invested in buyouts, public equities, distressed bonds and restructurings. Prior to joining First City Capital, he was with the Merchant Banking Group of Prudential-Bache. Mr. Clare currently serves as a member of the Board of Directors of Nouryon and Sedgwick Claims Management as well as several private U.S. buyout portfolio companies. Mr. Clare has previously served on the boards of Booz Allen Hamilton, CommScope, Inc., Pharmaceutical Product Development (PPD), Sequa and Signode Industrial. Mr. Clare serves on the Board of Directors of Georgetown University. Mr. Clare is a magna cum laude graduate of Georgetown University and received his MBA from the Wharton School at the University of Pennsylvania.
Dr. Thomas S. Robertson. Dr. Robertson is a member of our Board of Directors. Dr. Robertson was elected to our Board of Directors effective May 2, 2012. Dr. Robertson is the Joshua J. Harris Professor of Marketing at the Wharton School at the University of Pennsylvania. Prior to rejoining Wharton in 2007,

2021 Proxy Statement	11

Dr. Robertson was special assistant to Emory University’s president on issues of international strategy and a founding director of the Institute for Developing Nations established jointly by Emory University and The Carter Center in fall 2006. From 1998 until 2007, Dr. Robertson was Dean of Emory University’s Goizueta Business School and, from 1994 until 1998, he was the Sainsbury Professor at, and the Chair of Marketing and Deputy Dean of, the London Business School. From 1971 to 1994, Dr. Robertson was a member of the faculty at the Wharton School, and from 2007 to 2014, was the Dean of the Wharton School. Dr. Robertson serves on the Advisory Board of The Sorbonne Universities. He is a former director of CRA International, Inc. and PRGX Global, Inc. Dr. Robertson graduated from Wayne State University and received his M.A. in Sociology and Ph.D. in marketing from Northwestern University.
William J. Shaw. Mr. Shaw is a member of our Board of Directors. Mr. Shaw was elected to our Board of Directors effective May 2, 2012. Mr. Shaw was the Vice Chairman of Marriott International, Inc. until his retirement in March 2011. Prior to becoming Vice Chairman of Marriott, Mr. Shaw served as President and Chief Operating Officer of Marriott from 1997 until 2009. Mr. Shaw joined Marriott in 1974 and held various positions, including Corporate Controller, Corporate Vice President, Senior Vice President-Finance, Treasurer, Chief Financial Officer, Executive Vice President and President of Marriott Service Group. Prior to joining Marriott, Mr. Shaw worked at Arthur Andersen & Co. Mr. Shaw is Chairman of the Board of Directors of Marriott Vacations Worldwide Corporation, a Director of DiamondRock Hospitality (where he serves as Chairman of the Audit Committee and serves on the Compensation Committee and Nominating and Corporate Governance Committee) and is a former member of the Board of Trustees of three funds in the American Family of mutual funds from 2009 to 2015. Mr. Shaw serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital in Bethesda, Maryland. Mr. Shaw graduated from the University of Notre Dame and received an MBA from Washington University in St. Louis.
Continuing Class II Directors Whose Term Will Expire in 2022
David M. Rubenstein. Mr. Rubenstein is a co-founder and non-executive Co-Chairman of the Board. He was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Rubenstein served as Co-Chief Executive Officer of Carlyle. Prior to forming Carlyle in 1987, Mr. Rubenstein practiced law in Washington, D.C. with Shaw, Pittman, Potts & Trowbridge LLP (now Pillsbury Winthrop Shaw Pittman LLP). From 1977 to 1981 Mr. Rubenstein was Deputy Assistant to the President for Domestic Policy. From 1975 to 1976, he served as Chief Counsel to the U.S. Senate Judiciary Committee’s Subcommittee on Constitutional Amendments. From 1973 to 1975, Mr. Rubenstein practiced law in New York with Paul, Weiss, Rifkind, Wharton & Garrison LLP. Among other philanthropic endeavors, Mr. Rubenstein is Chairman of the Board of Trustees of the John F. Kennedy Center for the Performing Arts and the Council on Foreign Relations, a Regent of the Smithsonian Institution, and serves on the Board of Directors or Trustees of The National Gallery of Art, Johns Hopkins Medicine, University of Chicago, Memorial Sloan-Kettering Cancer Center, the Lincoln Center for the Performing Arts, the Institute for Advanced Study, the Brookings Institution and the World Economic Forum. Mr. Rubenstein serves as Fellow of the Harvard Corporation and as President of the Economic Club of Washington. Mr. Rubenstein is a member of the American Academy of Arts and Sciences, Business Council, Chairman of the Harvard Global Advisory Council, Chairman of the Madison Council of the Library of Congress, a member of the Board of Dean’s Advisors of the Business School at Harvard, a member of the Advisory Board of the School of Economics and Management at Tsinghua University, and Board of the World Economic Forum Global Shapers Community. Mr. Rubenstein is a magna cum laude graduate of Duke University, where he was elected Phi Beta Kappa. Following Duke, Mr. Rubenstein graduated from The University of Chicago Law School, where he was an editor of The Law Review.
James H. Hance, Jr. Mr. Hance is an Operating Executive of Carlyle and a member of our Board of Directors. Mr. Hance was elected to our Board of Directors effective May 2, 2012. Mr. Hance joined Carlyle in November 2005 as an Operating Executive and has worked primarily in our Global Credit segment and the financial services sector. Prior to joining Carlyle in 2005, Mr. Hance served as Vice Chairman of Bank of America from 1993 until his retirement on January 31, 2005 and served as Chief

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Financial Officer from 1988 to 2004. Prior to joining Bank of America, Mr. Hance spent 17 years with Price Waterhouse (now Pricewaterhouse Coopers LLP). Mr. Hance is currently a director of Acuity Brands Inc. (where he serves as the Lead Independent Director and on the Audit Committee and Governance Committee). Mr. Hance is a former director of Ford Motor Company, Sprint Nextel Corporation, Morgan Stanley, Duke Energy Corporation, Cousins Properties, Parkway, Inc. and Bank of America Corporation. Mr. Hance serves as Emeritus Trustee on the Board of Trustees at Washington University in St. Louis and as Chairman of the Board of Trustees at Johnson & Wales University in Providence, RI. Mr. Hance graduated from Westminster College and received an MBA from Washington University in St. Louis. He is a certified public accountant.
Janet Hill. Ms. Hill is a member of our Board of Directors. Ms. Hill was elected to our Board of Directors effective May 2, 2012. Ms. Hill serves as Principal at Hill Family Advisors and a vice president of Hill Ventures, Inc. From 1981 until her retirement in 2010, Ms. Hill served as Vice President of Alexander & Associates, Inc., a corporate consulting firm which she co-owned in Washington, D.C. Ms. Hill is currently a director of Esquire Bank and a member of the National Council on White House History. Ms. Hill is a former director of Dean Foods Company, Wendy’s/Arby’s Group, Inc., and Sprint Nextel Corporation. She serves on the Board of Trustees at Duke University and the Wolf Trap Foundation. Ms. Hill graduated from Wellesley College with a Bachelor of Arts in Mathematics and received a Master of Arts in Teaching Mathematics from the Graduate School of the University of Chicago.
Derica W. Rice. Mr. Rice is a member of our Board of Directors. Mr. Rice was appointed to our Board of Directors effective March 8, 2021. Mr. Rice served as executive vice president of CVS Health and President of CVS Caremark, the pharmacy benefits management business of CVS Health, from March 2018 to February 2020. Previously, he held various executive positions at Eli Lilly and Company, most recently executive vice president of Global Services and chief financial officer from 2006 to 2017. Mr. Rice is currently a director of Bristol-Meyers Squibb Company (where he serves on the Audit Committee), Target Corporation (where he serves on the Audit and Finance Committee and the Governance Committee) and The Walt Disney Company (where he serves on the Governance and Nominating Committee). Mr. Rice received his Bachelor of Science degree in Electrical and Electronics Engineering from Kettering University and an MBA from Indiana University.
Continuing Class III Directors Whose Terms Will Expire in 2023
Kewsong Lee. Kewsong Lee is the Chief Executive Officer of Carlyle and was elected to the Board of Directors effective January 1, 2018. Mr. Lee joined Carlyle in 2013 as Deputy Chief Investment Officer for Corporate Private Equity and in 2016 he assumed the additional role of leading the Global Credit segment. Prior to joining Carlyle, Mr. Lee was a partner and a member of the Executive Management Group at Warburg Pincus, where he spent 21 years. He is currently the President of Lincoln Center Theater, Vice Chairman for the US Chamber of Commerce China Center and Vice Chair for the Partnership for New York City. He also is a member of the Business Roundtable, serves on the board of the US China Business Council and FCLT Global, and is a Trustee of the Center for Strategic and International Studies. Mr. Lee earned his AB in applied mathematics in economics at Harvard College and his MBA from Harvard Business School.
William E. Conway, Jr. Mr. Conway is a co-founder and non-executive Co-Chairman of the Board. Mr. Conway was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Conway served as our Co-Chief Executive Officer and Chief Investment Officer. Prior to forming Carlyle in 1987, Mr. Conway was the Senior Vice President and Chief Financial Officer of MCI Communications Corporation (“MCI”). Mr. Conway was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway is Chairman of the Board of Trustees of Johns Hopkins Medicine and a member of the Board of Trustees of the Catholic University of America. He previously served as chairman and/or director of several public and private companies in which Carlyle had significant investment interests. Mr. Conway received his BA from Dartmouth College and his MBA in finance from the The University of Chicago Booth School of Business.

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Lawton W. Fitt. Ms. Fitt is a member of our Board of Directors, and serves as our Lead Independent Director. Ms. Fitt was elected to our Board of Directors effective May 2, 2012. Ms. Fitt served as Secretary (CEO) of the Royal Academy of Arts in London from October 2002 to March 2005. Prior to that, Ms. Fitt was a partner with Goldman Sachs & Co. Ms. Fitt is currently a director of Ciena Corporation (where she serves as chair of the Audit Committee), Micro Focus International (where she serves on the Audit Committee, Remuneration Committee, and Nominating Committee) and The Progressive Corporation (where she serves as Chairperson, and serves on the Investment and Capital Committee and as chair of the Nominating and Governance Committee). Ms. Fitt is a former director of ARM Holdings PLC and Thomson Reuters. She is also a trustee or director of several not-for-profit organizations including the Goldman Sachs Foundation. Ms. Fitt earned her AB in history at Brown University and her MBA from the Darden School of the University of Virginia.
Anthony Welters. Mr. Welters is a member of our Board of Directors. Mr. Welters was elected to our Board of Directors effective October 27, 2015. Mr. Welters is Executive Chairman of the BlackIvy Group, LLC. He retired in 2016 as Senior Adviser to the Office of the CEO of UnitedHealth Group having served in such position since April 2014. Prior to this appointment, he was Executive Vice President and a Member of the Office of the CEO of UnitedHealth Group from November 2006 until April 2014. Mr. Welters previously led UHG's Public and Senior Markets Group. Mr. Welters joined UHG in June 2002 upon its acquisition of AmeriChoice, a health care company he founded in 1989. Mr. Welters is currently a director of Loews Corporation (where he serves on the Nominating and Governance Committee) as well as a director of Gilead Sciences, Inc. Mr. Welters previously served as a director West Pharmaceutical Services, Inc. from 1997 to 2016 and C.R. Bard, Inc. from 1999 to 2017. He is Trustee Emeritus of the Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of the New York University School of Law, as well as Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, a member of the John F. Kennedy Center for the Performing Arts, as well as on the Board of the Horatio Alger Association. Mr. Welters is a founding member of the National Museum of African American History and Culture. Mr. Welters is a graduate of Manhattanville College and received his law degree from New York University School of Law.
    There are no family relationships among any of our directors.
Director Qualifications
    The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the board. When considering director candidates, the Nominating and Corporate Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of the Company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board of Directors. More specifically, the Nominating and Corporate Governance Committee considers (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant career experience and the size, composition and combined expertise of the existing Board of Directors. The Board of Directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although we have no formal policy regarding board diversity, the Board of Directors believes that diversity is an important component of a board, which includes such factors as background, skills, experience, expertise, gender, race and culture. Further, the Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.

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The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. All recommendations for nomination received by the Secretary that satisfy the notification, timeliness, consent, information and other requirements set forth in our certificate of incorporation requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Frequently Asked Questions – How can I submit nominees or shareholder proposals in accordance with our certificate of incorporation?” below.
When determining that each of our directors is particularly well-suited to serve on our Board of Directors and that each has the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively, we considered the following experience and qualifications of each director.
•Mr. Lee — We considered his business acumen, creative ideas and leadership experience in a variety of senior roles at financial institutions.
•Messrs. Conway, D’Aniello and Rubenstein — We considered that these three individuals are the original founders of our firm, that each has played an integral role in our firm’s successful growth since its founding in 1987, and that each has developed a unique and unparalleled understanding of our business. Finally, we also noted that these three individuals are our largest equity owners and, as a consequence of such alignment of interest with our other equity owners, each has additional motivation to diligently fulfill his oversight responsibilities as a member of the Board of Directors.
•Mr. Clare — We considered his extensive investment and leadership experience as the Chief Investment Officer of CPE and as a co-head of our U.S. Buyout business.
•Ms. Fitt — We considered her extensive financial background and experience in a distinguished career at Goldman Sachs in the areas of investment banking and risk analysis, including her unique insights into the operation of global capital markets.
•Mr. Hance — We considered his invaluable perspective owing to his experience in various senior leadership roles in the financial services industry, including his role as the Chief Financial Officer of Bank of America Corporation, which included responsibility for financial and accounting matters, as well as his familiarity with our business and operations as an Operating Executive of Carlyle.
•Ms. Hill — We considered her insights into the operations of public companies owing to her experience as a consultant, as well as her familiarity with board responsibilities, oversight and control resulting from her significant experience serving on the boards of directors of various public companies.

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•Mr. Rice — We considered his experience with complex, global business operations, and extensive knowledge of a wide range of financial and accounting matters resulting from his distinguished career as CVS Health and Eli Lilly and Company.
•Dr. Robertson — We considered his distinguished career as a professor and Dean of the Wharton School at the University of Pennsylvania and his extensive knowledge and expertise in finance and business administration.
•Mr. Shaw — We considered his extensive financial background and public company operating and management experience resulting from his distinguished career in various senior leadership roles at Marriott.
•Mr. Welters — We considered his business acumen and entrepreneurial experience, extensive operating expertise as well as his familiarity with board responsibilities, oversight and control resulting from his significant experience serving on the boards of directors of various public companies.
CONTROLLED COMPANY EXCEPTION AND DIRECTOR INDEPENDENCE
    As of the date of this Proxy Statement, Carlyle Group Management L.L.C. beneficially owned greater than 50% of the voting power for the election of our directors. As a result, we are a “controlled company” within the meaning of Nasdaq corporate governance standards and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board of Directors consist of independent directors, (2) that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that there be independent director oversight of director nominations. We currently utilize these exemptions. As a result, the majority of our directors are not independent and our compensation committee and nominating and corporate governance committees of the Board of Directors are not entirely composed of independent directors. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.
    Our Board of Directors has affirmatively determined that six of our directors satisfy the independence and financial literacy requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”). These directors are Ms. Fitt, Ms. Hill, Mr. Rice, Dr. Robertson, Mr. Shaw and Mr. Welters. Based on all the relevant facts and circumstances, the Board of Directors determined that the independent directors have no relationship with us that would impair their independence as it is defined in the Nasdaq rules and our Governance Policy. To assist it in making its independence determinations, the Board of Directors adheres to the following standards, which are described in our Governance Policy, in determining independence:
    Under any circumstances, a director is not independent if:
•the director is, or has been within the preceding three years, employed by a Carlyle Entity. A Carlyle Entity means us and any parent or subsidiary that we control and consolidate into our financial statements, respectively, filed with the SEC, (but not if we reflect such entity solely as an investment in these financial statements);
•the director, or an immediate family member of that director, accepted any compensation from a Carlyle Entity in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for director or committee service, (ii) compensation paid to an immediate

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family member who is an employee (other than an executive officer) of a Carlyle Entity and (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
•the director is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization (including a charitable organization) to which a Carlyle Entity made, or from which a Carlyle Entity received, payments for property or services in the current or any of the past three fiscal years that exceed five percent (5%) of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
•payments arising solely from investments in a Carlyle Entity’s securities; or
•payments under non-discretionary charitable contribution matching programs;
•the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of a Carlyle Entity serve on the Compensation Committee of such other entity; or
•the director is, or has an immediate family member who is, a current partner of a Carlyle Entity’s outside auditor, or was a partner or employee of a Carlyle Entity’s outside auditor who worked on a Carlyle Entity’s audit at any time during any of the past three years.
    The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:
•if the director or an immediate family member of that director serves as a director or trustee of a charitable organization, and our annual charitable contributions to that organization (excluding contributions by us under any established matching gift program) are less than the greater of $200,000 or five percent (5%) of that organization’s consolidated gross revenues in its most recent fiscal year, provided, however, that in calculating such amount (i) payments arising solely from investments in the Carlyle Entity’s securities and (ii) payments under non-discretionary charitable contribution matching programs shall be excluded; and
•if the director or an immediate family member of that director (or a company for which the director serves as a director or executive officer) invests in or alongside of one or more investment funds or investment companies managed by us or any of our subsidiaries, whether or not fees or other incentive arrangements for us or our subsidiaries are borne by the investing person.
STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES
Governance Policy
    The Board of Directors has a governance policy that address significant issues of corporate governance and sets forth procedures by which our Board carries out its responsibilities. Our Corporate Governance Guidelines prohibit directors from serving simultaneously on more than five public company boards without the prior approval of the Nominating and Corporate Governance Committee. Members of the Board of Directors who also serve as executive officers or in equivalent positions generally should

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not serve on more than two public company boards, including the Company’s Board of Directors. The governance policy is available on our website at http://ir.carlyle.com.
Our Board Committees
Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee.
    Audit Committee. Our Audit Committee consists of Messrs. Shaw (Chairman) and Robertson and Ms. Fitt. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the board of director’s oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm. The members of our Audit Committee meet the independence standards and financial literacy requirements for service on an Audit Committee of a Board of Directors pursuant to the federal securities laws and Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee has a charter which is available on our website at http://ir.carlyle.com.
    Compensation Committee. The members of our Compensation Committee are Messrs. Welters (Chairman), Conway, D’Aniello and Rubenstein and Ms. Fitt. Our Compensation Committee is responsible for, among other duties and responsibilities, reviewing and approving all forms of compensation to be provided to, and employment agreements with, our Chief Executive Officer, establishing and reviewing our overall compensation philosophy, and reviewing, approving, and overseeing the administration of our equity incentive plan. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee may also delegate to one or more officers of the Company the authority to make certain grants and awards to employees of the Company or its affiliates under the Company’s equity incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of such plan; provided that such delegation is in compliance with the plan and the laws of the state of Delaware. The Compensation Committee has a charter which is available on our website at http://ir.carlyle.com.
    Executive Committee. The Executive Committee of the Board of Directors of The Carlyle Group Inc. consists of Messrs. Conway, D’Aniello, Rubenstein and Lee. The Executive Committee is empowered to act on behalf of, and at the direction of, the Board of Directors when it is not in session. In practice, the purpose of the Executive Committee is to oversee and approve final details of projects approved by the full Board within the scope of authority delegated by the full Board, and to accommodate administrative matters when it is impractical to call a meeting of the full Board.
    Nominating & Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Ms. Hill (Chairperson), Mr. D’Aniello, Ms. Fitt and Mr. Hance. Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying candidates qualified to serve on our Board of Directors, reviewing the composition of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance principles that are applicable to us, and overseeing the evolution of the Board of Directors. The Nominating and Corporate Governance Committee has a charter which is available on our website at http://ir.carlyle.com.
The Nominating & Corporate Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Secretary of the Company should

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be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. All recommendations for nomination received by the Secretary that satisfy our certificate of incorporation requirements relating to such director nominations will be presented to the Nominating & Corporate Governance Committee for its consideration. Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth in our certificate of incorporation.
Board and Committee Meetings, Annual Meeting Attendance
During 2020, the Board of Directors held 9 meetings, the Audit Committee held 9 meetings, the Compensation Committee held 7 meetings and the Nominating and Corporate Governance Committee held 3 meetings. The Executive Committee only acted by written consent during 2020. During such time, each director attended at least 75% of each of the meetings of the Board and committees on which he or she served during the period for which he or she was a director or committee member, respectively. The independent directors of the company regularly meet in executive session without management. Directors are encouraged to attend the Annual Meeting. This Annual Meeting will be our first annual meeting of shareholders.
EXECUTIVE OFFICERS
Our leadership team operates under the strategic direction of our Chief Executive Officer. The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
Kewsong Lee	55	Chief Executive Officer and Director
Curtis L. Buser	57	Chief Financial Officer
Peter J. Clare	55	Chief Investment Officer for Corporate Private Equity, Co-Head of U.S. Buyout and Director
Jeffrey W. Ferguson	55	General Counsel
Christopher Finn	63	Chief Operating Officer
Bruce M. Larson	58	Chief Human Resources Officer
Kewsong Lee. Kewsong Lee is the Chief Executive Officer of Carlyle and was elected to the Board of Directors effective January 1, 2018. Mr. Lee joined Carlyle in 2013 as Deputy Chief Investment Officer for Corporate Private Equity and in 2016 he assumed the additional role of leading the Global Credit segment. Prior to joining Carlyle, Mr. Lee was a partner and a member of the Executive Management Group at Warburg Pincus, where he spent 21 years. He is currently the President of Lincoln Center Theater, Vice Chairman for the US Chamber of Commerce China Center and Vice Chair for the Partnership for New York City. He also is a member of the Business Roundtable, serves on the board of the US China Business Council and FCLT Global, and is a Trustee of the Center for Strategic and International Studies. Mr. Lee earned his AB in applied mathematics in economics at Harvard College and his MBA from Harvard Business School.
Curtis L. Buser.  Mr. Buser is the Chief Financial Officer of Carlyle and has served in such capacity since December 2014. From May 2014 until December 2014, Mr. Buser served as Carlyle’s Interim Chief Financial Officer. Mr. Buser joined Carlyle in 2004 as a managing director and served as the firm’s Chief Accounting Officer until May 2014. Prior to joining Carlyle, Mr. Buser was an audit partner with Ernst &

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Young, LLP. He began his career with Arthur Andersen in 1985 and was admitted to its partnership in 1997. Mr. Buser graduated from Georgetown University.
Peter J. Clare. Mr. Clare is a member of our Board of Directors. Mr. Clare was elected to our Board of Directors effective January 1, 2018. Mr. Clare is the Chief Investment Officer of Corporate Private Equity and is Co-Head of the U.S. Buyout group. Effective June 1, 2021, in addition to continuing to serve as Chief Investment Officer of Corporate Private Equity, Mr. Clare will assume the role of Chairman of the Americas and serve as Chair of the US Buyout and Growth Investment committees. Mr. Clare previously served as Deputy Chief Investment Officer of the Company’s CPE segment. From 1999 to 2001, Mr. Clare was based in Hong Kong and was a founding member of the Carlyle Asia Buyout team and continues to serve on the Carlyle Asia Buyout Investment Committee. In 2001 and 2002, Mr. Clare launched Carlyle’s initial investments in distressed debt, which led to the creation of Carlyle Strategic Partners. From 2004 to 2011, Mr. Clare served as the Global Head of the Aerospace, Defense & Government Services sector team. Prior to joining Carlyle, Mr. Clare was with First City Capital Corporation, a private equity group that invested in buyouts, public equities, distressed bonds and restructurings. Prior to joining First City Capital, he was with the Merchant Banking Group of Prudential-Bache. Mr. Clare currently serves as a member of the Board of Directors of Nouryon and Sedgwick Claims Management as well as several private U.S. buyout portfolio companies. Mr. Clare has previously served on the boards of Booz Allen Hamilton, CommScope, Inc., Pharmaceutical Product Development (PPD), Sequa and Signode Industrial. Mr. Clare serves on the Board of Directors of Georgetown University. Mr. Clare is a magna cum laude graduate of Georgetown University and received his MBA from the Wharton School at the University of Pennsylvania.
Jeffrey W. Ferguson. Mr. Ferguson is the General Counsel of Carlyle and has served in such capacity since 1999. Prior to joining Carlyle, Mr. Ferguson was an associate with the law firm of Latham & Watkins LLP. Mr. Ferguson received a BA from the University of Virginia, where he was a member of Phi Beta Kappa. He also received his law degree from the University of Virginia, and is admitted to the bars of the District of Columbia and Virginia.
Christopher Finn. Mr. Finn is the Chief Operating Officer of Carlyle and has served in that capacity since March 2019. Prior to March 2019, Mr. Finn served as a Managing Director and Global Head of Operations. Previously, Mr. Finn was based in Carlyle’s London office and served as Chief Operating Officer of Carlyle’s Corporate Private Equity business segment since 2014 and of Carlyle’s Global Credit business segment since 2016. Mr. Finn joined Carlyle in 1996 as a Managing Director. Prior to joining Carlyle in 1996, Mr. Finn served as Executive Vice President of the Overseas Private Investment Corporation (OPIC), the U.S. Government agency that provides financing to U.S. investors in the developing world. Mr. Finn is an honors graduate of Harvard College.
Bruce M. Larson. Mr. Larson is the Chief Human Resources Officer of Carlyle Group and has served in that capacity since he joined the firm in November 2019. Prior to joining Carlyle, Mr. Larson served as Partner and Head of Human Capital in Asia Pacific and India at Goldman Sachs. Mr. Larson earned an MBA from University of Chicago and a BA in Finance and Japanese from the University of Utah.
There are no family relationships among any of our directors or executive officers.
CODE OF CONDUCT AND CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
We have a Code of Conduct and a Code of Ethics for Financial Professionals, which apply to our principal executive officers, principal financial officer and principal accounting officer. Each of these codes is available on our website at http://ir.carlyle.com. We intend to disclose any amendment to or waiver of the Code of Ethics for Financial Professionals and any waiver of our Code of Conduct on behalf of an executive officer or director either on our website or in a Form 8-K filing.

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STAKEHOLDER ENGAGEMENT
We continuously engage with our fund investors, portfolio companies, people, communities and shareholders to help us set priorities, assess our progress, and enhance our corporate governance practices. We facilitate these constructive conversations through consistent individual meetings, industry conferences, Carlyle conferences, qualitative and quantitative surveys, and engagements with various ESG rating firms. We are committed to ongoing, candid, and transparent communications with all of our stakeholders.
In 2020, we reimagined our approach to communications with our stakeholders during the COVID-19 pandemic, rapidly pivoting to virtual environments to engage with our investors, our shareholders, and other stakeholders and increasing the cadence in which we interacted. Highlights from 2020 include:
•Hosted detailed quarterly earnings calls to discuss our results, including extensive information around and impact on our business during the pandemic.
•Organized periodic and ongoing update calls with all sell-side analysts and largest external shareholders, who represent a vast majority of our externally held common shares;
•Attended various in-person or virtual investor conferences to present or discuss Carlyle’s opportunity set and growth objectives as well as our financial results, hosting several hundred investors in individual or group meetings.
•Conducted quarterly update calls with our fund investors to provide transparency regarding their investments as well as our global insights and perspectives during a time of significant uncertainty; and
•Held our first ever virtual fund investor conference, which was attended by over 1,600 fund investors.

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ITEM 2. RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
Our Audit Committee has selected Ernst & Young as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2021. Representatives of Ernst & Young are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Board Recommendation
The appointment of Ernst & Young as our independent registered public accounting firm for 2021 is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm. The submission of the appointment of Ernst & Young is required neither by law nor by our Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table summarizes the aggregate fees, including expenses, for professional services provided by Ernst & Young for the years ended December 31, 2020 and 2019 (dollars in millions):

	Year Ended December 31, 2020
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$5.4	(a)	$19.9	(d)	$25.3
Audit-Related Fees	0.1	(b)	16.1	(e)	16.2
Tax Fees	4.8	(c)	0.3	(d)	5.1
All Other Fees	—		—		—
Total	$10.3		$36.3		$46.6
	Year Ended December 31, 2019
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$5.6	(a)	$17.0	(d)	$22.6
Audit-Related Fees	0.1	(b)	30.6	(e)	30.7
Tax Fees	4.1	(c)	0.1	(d)	4.2
All Other Fees	—		—		—
Total	$9.8		$47.7		$57.5

References to Carlyle refer to the Company and our consolidated subsidiaries and references to Carlyle Funds refer to the investment funds and vehicles advised by Carlyle.
(a)Audit Fees consisted of fees for (1) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and our internal controls over financial reporting, and services required by statute or regulation; (2) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (3) comfort letters, consents and other services related to SEC and other regulatory filings. This also includes fees for accounting consultation billed as audit services.
(b)Audit-Related Fees consisted of due diligence in connection with acquisitions, and other audit and attest services not required by statute or regulation.
(c)Tax Fees consisted of fees for services rendered for tax compliance and tax planning and advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.
(d)Ernst & Young also provided audit and tax services to certain investment funds managed by Carlyle in its capacity as the general partner or investment advisor. The tax services provided consist primarily of tax advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.1 million and $0.04 million for the years ended December 31, 2020 and 2019, respectively.
(e)Audit-Related Fees included assurance, merger and acquisition due diligence services provided in connection with contemplated investments by Carlyle-sponsored investment funds and attest services not required by statute or regulation. In addition, Ernst & Young provided audit, audit-related, tax and other services to certain Carlyle fund portfolio companies, which are approved directly by the portfolio company’s management and are not included in the amounts presented here. We also use other accounting firms to provide these services.
Our Audit Committee Charter, which is available on our website at www.carlyle.com under “Public Investors”, requires the Audit Committee to approve in advance all audit and non-audit related services to be provided by our independent registered public accounting firm in accordance with the audit and non-audit related services pre-approval policy. All services reported in the Audit, Audit-Related, and Tax categories above were approved by the Audit Committee.

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REPORT OF OUR AUDIT COMMITTEE
Our Audit Committee consists of Messrs. Shaw (Chairman) and Robertson and Ms. Fitt. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the Board of Directors’ oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm. The members of our Audit Committee meet the independence standards and financial literacy requirements for service on an audit committee of a Board of Directors pursuant to the federal securities laws and Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee has a charter which is available on our website at http://ir.carlyle.com.
As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the audit partners responsible for our audit, and overseeing the required rotation of the lead audit partner. In appointing Ernst & Young, the Audit Committee considered, among other things, the quality and efficiency of the services, the technical capabilities of the engagement teams and the engagement teams’ understanding of our Company’s business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2021.
The Audit Committee discusses the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.
Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by the applicable standards of the Public Company Account Oversight Board (“PCAOB”) and the SEC and, has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young’s independence, the Audit Committee considered, among other things, whether Ernst & Young’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The Audit Committee also discussed with the auditors and our financial management matters related to our internal controls over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

William J. Shaw
Lawton W. Fitt
Dr. Thomas S. Robertson

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COMPENSATION DISCUSSION AND ANALYSIS
Performance Highlights
Our 2020 performance showcases our global investment capabilities and how we create long-term value for our fund investors, companies, people, communities and shareholders. During 2020, we focused on:
•Adapting our processes to operate effectively given the long-lasting implications of COVID-19 on how we live, work, and invest, including by supporting virtual work arrangements across our global employee base, highlighting and expanding wellness benefits and resources and providing additional flexibility and support for employees who faced particular personal or family challenges during the pandemic.
•Simplifying the structure of our organization into three business segments – Global Private Equity, Global Credit, and Investment Solutions – and streamlining product offerings to better focus our efforts.
•Implementing a platform-oriented approach, emphasizing broad scale, global reach, and deep industry expertise, helping us to invest better while also driving operating leverage.
These achievements and leadership efforts during universally challenging times globally framed our compensation review process for 2020 and informed our continued focus on paying for performance.
Compensation Philosophy
Our business as a global investment firm is dependent on the services of our executive officers and other key employees. We rely on our executive officers to set the strategy for our business and to allocate resources to manage our complex global operations. This focus on allocation and management of our resources was particularly critical during 2020 at the onset of the pandemic and transition to a remote work environment to successfully and seamlessly continue our global operations. We depend on our people’s ability to find, select and execute investments, oversee and improve portfolio company operations to create value for our investors, find and develop relationships with fund investors and other sources of capital and provide other services that are essential to our success by supporting our investment teams, LP Relations group and the corporate infrastructure of our firm. Therefore, it is important that our named executive officers and other key employees are compensated in a manner that motivates them to excel and encourages them to remain with our firm.

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Our compensation policy has several primary objectives: (1) establish a clear relationship between performance and compensation, (2) align short-term and long-term incentives with our shareholders and fund investors, and (3) provide competitive incentive opportunities, with an appropriate balance between short-term and long-term incentives that incentivize our named executive officers and other key employees to work to achieve the firm’s goals and objectives and to execute our strategic plan. We believe that the key to achieving our goals and objectives is an organized, unbiased approach to compensation that is well understood and responsive to changes in the economy and industry.
Alignment is a central tenet that underlies our compensation programs. We believe that the significant equity ownership of our named executive officers and other key employees, as well as certain performance elements of our CEO’s compensation, results in the alignment of their interests with those of our shareholders. In addition, to further drive alignment with our business, our senior Carlyle professionals (including our named executive officers) and other key employees invest a significant amount of their own capital in or alongside the funds we advise. Certain of these individuals also may be allocated a portion of the carried interest or incentive fees payable in respect of our investment funds. We believe that this approach of seeking to align the interests of our named executive officers and other key employees with the interests of both our shareholders and the investors in our funds has been a key contributor to our strong performance and growth.
Our compensation program includes significant elements that discourage excessive risk taking and focuses the efforts of our employees on the long-term performance of the firm, which is also reflected in their compensation. For example, notwithstanding the fact that for accounting purposes we accrue compensation for performance allocations related to our carry funds upon appreciation of the valuation of our funds’ investments above certain specified threshold return hurdles, we only make cash payments to our employees related to carried interest when profitable investments have been realized and cash is distributed first to the investors in our funds, followed by the firm and only then to employees of the firm. Moreover, if a carry fund fails to achieve specified investment returns due to diminished performance of later investments, a “giveback” obligation may be triggered, whereby carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year, which further discourages excessive risk-taking by our employees. Similarly, collateral managers of our structured credit funds are entitled to receive incentive fees from our credit funds that pay incentive fees only when the return on invested capital exceeds certain benchmark returns or other performance targets. In addition, as our professional employees invest their own capital in certain of the funds we manage, their interests are directly aligned with those of our fund investors. In most cases, these investments represent a significant percentage of our employees’ after-tax compensation. This investment further encourages long-term thinking by directly tying their interests to the long-term performance of our business.

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In furtherance of our objectives we have adopted the following practices, among others:

What we DO:	What We DO NOT do:

✓ Align pay with firmwide performance, including through use of time-vesting and performance-vesting RSUs

✓ Large majority of compensation is variable and the majority is delivered in equity

✓ Long-term incentive awards are denominated and settled in equity

✓ Prohibit short sales and derivative transactions in our equity and hedging of our stock

✓ Regularly engage with current and potential shareholders

✓ Engaged an independent compensation consultant in 2020 that works directly for our Compensation Committee and does no work for management

✗ No excise tax “gross-up” payments in the event of a change in control

✗ No excessive or unusual perquisites

✗ No tax “gross-up” payment in perquisites for named executive officers

✗ No dividends or dividend equivalents accrued or paid on unvested equity awards

For the year ended December 31, 2020, Kewsong Lee and Glenn A. Youngkin served as our Co-Chief Executive Officers (“Co-CEOs”) and Co-Principal Executive Officers through September 30, 2020. Following Mr. Youngkin’s retirement on September 30, 2020 as Co-CEO and as a member of our Board of Directors, effective as of October 1, 2020, Mr. Lee began serving as our sole Chief Executive Officer (“CEO”) and Principal Executive Officer. We refer to our Co-Chief Executive Officers and Co-Principal Executive officers during 2020, together with Curtis L. Buser, our Chief Financial Officer and Principal Financial Officer, Peter J. Clare, our Chief Investment Officer for Corporate Private Equity and Co-Head of U.S. Buyout, Jeffrey W. Ferguson, our General Counsel, and Christopher Finn, our Chief Operating Officer, as our “named executive officers.”
Compensation Committee
Compensation Decisions. In 2020, executive compensation decisions for our CEO were made by our Compensation Committee, which was formed in December 2017 in connection with the appointment of our Co-CEOs. The Compensation Committee approves all forms of compensation to be provided to, and employment agreement with, our CEO, establishes and reviews our general compensation philosophy, and reviews, approves and oversees the administration of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Equity Incentive Plan”). In 2020, our CEO reviewed and approved compensation for our other named executive officers.
Compensation Consultants. During 2019 and through the first quarter of 2020, Korn Ferry served as compensation consultant to assist the Compensation Committee regarding its evaluation of compensation for the CEO for the committee’s year-end 2019 compensation review, including certain new compensation arrangements for the CEO for 2020, which are described below. Korn Ferry provided market compensation data in order to provide a general understanding of current compensation practices, information on best practices and trends and modeling of various alternative compensation structures. Korn Ferry also worked closely with the Compensation Committee on determining an appropriate selection of metrics to be used in measuring performance under the incentive plan arrangements implemented in February 2020. Korn Ferry continued to provide executive compensation

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services to the Compensation Committee through the first quarter of 2020. During 2020, the Company paid Korn Ferry approximately $54,000 in fees for advice related to executive compensation and approximately $2.3 million in fees for additional services, which primarily included executive search services. Our management and other senior Carlyle professionals directly engaged Korn Ferry to perform the additional services. The Compensation Committee does not believe these additional services impacted Korn Ferry’s ability to provide independent advice to the Compensation Committee. Accordingly, the Compensation Committee determined that Korn Ferry’s work during 2020 did not raise any conflicts of interest. However, due to the Compensation Committee’s focus on implementing best practices, the Compensation Committee determined to engage a compensation consultant who did not provide any additional services to management.
Accordingly, commencing in the second quarter of 2020, the Compensation Committee engaged Pay Governance to serve as compensation consultant to assist the Compensation Committee in reviewing current compensation trends and developments and, as part of the committee’s year-end 2020 compensation review, certain new compensation arrangements for the CEO for 2021 and certain new compensation initiatives, which are described below. Pay Governance provided comparative market compensation data in order to provide a general understanding of current compensation practices, information on best practices and trends and modeling of various alternative compensation structures. They also worked closely with the Compensation Committee on determining an appropriate selection of metrics to be used in measuring performance under the incentive plan arrangements implemented in February 2021. On April 1, 2021, the Compensation Committee considered the independence of Pay Governance and determined that its work during 2020 did not raise any conflicts of interest.
Review of Reference Companies. Korn Ferry previously assisted the Compensation Committee in reviewing a group of relevant companies and provided historical compensation data regarding such companies as a reference point in connection with the Compensation Committee’s evaluation of the Co-CEOs’ mix of compensation elements. Following their engagement, commencing in 2020, Pay Governance also reviewed the existing group of relevant companies and provided the Compensation Committee with updated historical compensation data regarding such companies as a reference point in connection with the Compensation Committee’s evaluation of the CEO’s mix of compensation elements. The companies in such group included: Affiliated Managers Group, Inc., Apollo Global Management, Inc., BlackRock Inc., The Blackstone Group Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group, PLC, Jefferies Financial Group Inc., KKR & Co. Inc., Lazard Ltd. and T. Rowe Price Group, Inc.
Compensation Elements
The primary elements of our compensation program for our named executive officers are base salary, annual cash bonuses and long-term incentives, including the ownership of restricted stock units (“RSUs”) and, for certain of our named executive officers, carried interest and carried interest pool. Certain of our named executive officers also have continuing interests in our legacy equity pool or legacy key executive incentive plan (“KEIP”) programs. We believe that the elements of compensation for our named executive officers serve the primary objectives of our compensation program. We periodically review the compensation of our key employees, including our named executive officers, and, from time to time, we may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our named executive officers. In 2020, compensation decisions and decisions regarding the allocation of carried interest to our named executive officers (other than our Co-CEOs), senior Carlyle professionals and other employees were made by our Co-CEOs and other senior Carlyle professionals and not by our Compensation Committee or independent directors.

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COMPENSATION ELEMENT	DESCRIPTION	PURPOSE

Cash
Base Salary	Fixed salary paid bi-weekly to our executives	Provides a base compensation floor, but is not intended to be a significant element of compensation for our executives
Cash and Incentive Bonus for CEO	Bonus paid in cash with 2 components: (1) formulaic bonus calculated with reference to the annual dividend paid to shareholders in respect of a calendar year times 2.5 million and (2) incentive bonus with a maximum value of up to 120% of the formulaic bonus based on goals determined and evaluated annually by the Compensation Committee	(1) Formulaic component aligns the CEO with the interests of our shareholders and (2) incentive portion of the bonus rewards achievement of goals formulated to drive key business priorities
Cash Bonus for other Named Executive Officers	Annual bonus paid in cash and determined by the CEO based on overall firm, investment fund and individual performance	Rewards achievement of key strategic priorities and goals

Long Term Incentives
Time-vesting Restricted Stock Units	One-time grant of time-vested RSUs awarded to our CEO in 2018 that vest over 5 years and RSUs awarded to our other named executive officers that generally vest over 3.5 to 4 years	Align interests of our executives with those of our shareholders, promote share ownership for our management team and promote retention since in most cases shares are forfeited if the executive leaves before vesting
Performance-vesting Restricted Stock Units	Performance-vested RSU awards for our CEO and other named executive officers that vest based on achievement of financial performance targets at threshold (50%), target (100%) or maximum (200%) based on achievement, with the payout capped at 150% if the stock price is not positive over the one-year performance period	Drive executive performance to create value for our shareholders by providing a significant at-risk compensation element and aligning our executives’ interest with those of our shareholders
CEO Outperformance Plans	Performance-vested RSU awards that vest only upon the satisfaction of rigorous absolute and relative total shareholder return metrics measured over a three- and four-year period	Provide a strong incentive for our CEO to create significant value for our shareholders, align the interests of our CEO with those of our shareholders, provide an at-risk compensation opportunity and support retention since the awards vest over multi-year periods

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Base Salary. For 2020, each of our named executive officers was paid an annual salary of $275,000. We believe that the base salary of our named executive officers should not be the most significant component of total compensation. Our founders originally determined that this amount was a sufficient minimum base salary for our named executive officers and we continue to pay this amount to all of our named executive officers.
2020 Formulaic Annual CEO Bonus. Pursuant to his employment agreement, Mr. Lee is entitled to an annual cash bonus equal to the dividends per share paid with respect to the applicable calendar year multiplied by 2,500,000. For calendar year 2020, our aggregate dividend was $1.00 per share and accordingly, Mr. Lee was awarded an annual cash bonus of $2,500,000, which was paid in February 2021. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement” below for a description of his employment agreement. Due to his retirement in September 2020, Mr. Youngkin was not entitled to any annual cash bonus for fiscal 2020.
2020 Annual CEO Incentive Performance Bonus. Beginning in 2019, each of the Co-CEOs had the opportunity to earn a performance-based cash bonus in addition to their existing annual formulaic cash bonus. In 2020, the Compensation Committee evaluated the Co-CEOs mix of compensation elements using the historical compensation data for the companies listed above as reference point. Based on this evaluation, the Compensation Committee determined it was appropriate to increase the Co-CEOs’ total cash compensation opportunity for fiscal year 2020 and future years by raising their maximum performance-based cash bonus opportunity from 50% to 120% of the formulaic annual bonus amount. Actual amounts earned are based on the Compensation Committee’s assessment of individual performance goals and objectives to be communicated to the Co-CEOs at the beginning of each fiscal year. For 2020, such performances goals and objectives included the achievement of certain strategic initiatives, employee engagement, leadership and exemplification of the values of our firm, succession planning, diversity and inclusion and ESG efforts and FRE margin improvement. In recognition of his strong performance and achievement against these goals and objectives, as well as his strong leadership of the firm during the global pandemic and his assumption of an expanded role as the sole CEO, Mr. Lee was awarded an incentive performance bonus at the maximum amount of $3,000,000, which was paid in February 2021. Due to his retirement in September 2020, Mr. Youngkin was not entitled to any annual incentive performance bonus for fiscal 2020. For 2021, the CEO’s individual performance goals and objectives are the same as those described for 2020 above.
Annual Discretionary Bonuses for Other Named Executive Officers. For 2020, our other named executive officers were awarded discretionary bonuses that were decided and approved by our CEO. The discretionary bonuses were $2,500,000 for Mr. Buser, $2,750,000 for Mr. Clare, $2,000,000 for Mr. Ferguson and $2,500,000 for Mr. Finn. The discretionary bonuses were paid in cash, although the CEO may determine to pay a portion of aggregate bonus amounts in RSUs in future years. The primary factors considered in determining the discretionary bonuses for Messrs. Buser, Clare, Ferguson and Finn are discussed below. The subjective factors that contributed to the determination of the bonus amounts included an assessment of the performance of Carlyle and our investment funds, the individual performance and contributions of the named executive officer to our business during 2020 and the named executive officer’s potential to enhance investment returns and contribute to long-term shareholder value.
An overview of the main factors that were considered in determining the annual cash bonuses for the other named executive officers in 2020 include:
•Driving investment fund performance to create value for our fund investors, despite the challenging environment, making investments through our carry funds of $18.3 billion and realizing proceeds of $21.0 billion for our carry fund investors and continuing to strategically innovate and differentiate our business lines and product offerings to drive growth;

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•Leading the transition to a fully remote work environment with a focus on the seamless continuation of our global business operations and processes, and reexamining our future office environment to position the firm for future success;
•Enhancing our approach to communications with all stakeholders during the pandemic and increasing the cadence and nature of our interactions;
•Building more connectivity to support and increase transparency and inclusivity with our employees by launching a firm-wide employment engagement survey and devoting resources to maintain collaboration and creativity even in the remote environment;
•Expanding our ESG efforts by publishing our inaugural Task Force on Climate-related Financial Disclosures (TCFD) Report, achieving our third year of carbon neutrality across our 29 global offices and the activities of our 1,825 employees and completing several ESG linked financings to target reducing interest expense and drive ESG goals;
•Further increasing our focus on diversity,equity and inclusion initiatives, including by forming a senior level Diversity, Equity and Inclusion Council to keep these values at the forefront of our business;
•Strengthening and expanding our talent development, training and employee retention programs to maintain employee engagement and productivity in the remote work environment;
•Raising more than $27.5 billion in new commitments across our platform, even though we did not have any of our large global private equity funds in the market, by pivoting our fundraising efforts for a remote environment to enhance engagement with our investors;
•Focusing on the growth of our insurance solutions platform and expanding our strategic relationship with Fortitude Re, including closing the acquisition of additional interests in Fortitude Holdings by one of our investment funds;
•Consolidating our office locations in New York City and opening our new office at One Vanderbilt; and
•Managing our balance sheet and maintaining disciplined cost control management and accountability for meeting or exceeding our firm operating budget.
Each of Messrs. Buser, Clare, Ferguson and Finn provided critical and significant contributions to Carlyle’s achievements in 2020. In assessing Mr. Buser’s performance, the CEO considered his oversight of our accounting, finance and treasury functions, his leadership role in transitioning our business to a remote work environment and guiding our policies regarding reopening our global offices, as well as his management of our balance sheet and focus on managing costs. In assessing Mr. Clare’s performance, the CEO considered his leadership in driving investment fund performance to create value for our investors in his roles as Chief Investment Officer for Corporate Private Equity and Co-Head of U.S. Buyout. In assessing Mr. Ferguson’s performance, the CEO considered his oversight of our global legal and compliance team and his efforts to address legal and regulatory considerations applicable to our global investment advisory business and to our firm as a public company. In assessing Mr. Finn’s performance, the CEO considered his leadership and oversight of our operations across the firm’s global platform, his leadership role in transitioning our business to a remote work environment and guiding our policies regarding reopening our global offices, including our new New York office, as well as his role in working to streamline and enhance the efficiency of the firm’s processes and operations.
Carried Interest and Incentive Fees. The general partners of our carry funds typically receive a special residual allocation of income, which we refer to as a carried interest, from our investment funds if investors in such funds achieve a specified threshold return. Similarly, the collateral managers of our

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structured credit funds are entitled to receive incentive fees from our credit funds if investors in such funds achieve a specified threshold return. While the Carlyle Holdings entities own controlling equity interests in these collateral managers and fund general partners, our senior Carlyle professionals and our other people who work in these operations directly own a portion of the carried interest in these entities or are allocated a portion of the incentive fees, in order to better align their interests with our own and with those of the investors in these funds. We generally seek to concentrate the direct ownership of carried interest in respect of each carry fund and the incentive fees in our structured credit funds among those of our professionals who directly work with that fund so as to align their interests with those of our fund investors and of our firm. Mr. Buser has not received any allocations of direct carried interest ownership or incentive fees at the fund level. Messrs. Youngkin, Ferguson and Finn previously received allocations of direct carried interest ownership at the fund level in respect of certain corporate private equity funds, but have not received such allocations for subsequent funds. Mr. Lee previously received allocations of direct carried interest and incentive fees, as applicable, at the fund level in respect of certain global credit and corporate private equity funds, but does not continue to receive additional allocations. In his role as Co-Head of U.S. Buyout, Mr. Clare receives allocations of direct carried interest ownership at the fund level in respect of our U.S. Buyout investment funds and it is anticipated that he will continue to receive such allocations for subsequent funds.
Carried interest, if any, in respect of any particular investment, is only paid in cash when the underlying investment is realized. To the extent any “giveback” obligation is triggered, carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year. There is no “giveback” obligation with respect to incentive fees. Because the amount of carried interest and incentive fees payable is directly tied to the realized performance of the underlying investments, we believe this fosters a strong alignment of interests among the investors in those funds and the professionals who are allocated direct carried interest, which also indirectly benefits our shareholders.
The percentage of carried interest owned at the fund level by individual professionals varies by year, by investment fund and, with respect to each carry fund, by investment. Ownership of carried interest by senior Carlyle professionals and other personnel at the fund level allocated carried interest is also subject to a range of vesting schedules. Vesting is tied to providing services over specified periods of time, which fosters retention and enhances the alignment of interests between our professionals who receive carried interest allocations, the firm and our fund investors.
In 2021, we adopted a new program whereby, in Carlyle’s discretion, for our professionals who receive carried interest allocations, up to 20% of their realized proceeds per carried interest distribution after meeting a threshold amount may be paid by issuing new, fully vested shares of our common stock. This program is intended to further foster the alignment of our professionals who receive carried interest allocations, in particular our senior investment professionals, with our shareholders. Our named executive officers who have received carried interest allocations, including Messrs. Lee and Clare, may receive shares of our common stock instead of cash for a portion of their realized carried interest distributions in connection with this new program.
Legacy Equity Pool Program. Prior to our initial public offering in 2012, we facilitated employees sharing in the future potential value of all our investment activities through our equity pool program, which gave participants equity pool units that represented an economic stake in all the investments made in that calendar year. The last equity pool was formed in 2011, prior to our IPO. The equity pool was structured so that in a given year, the equity pool receives a portion of any carried interest proceeds Carlyle earns from all investments made during the respective calendar year. On a semi-annual basis, participants receive cash distributions equivalent to the equity pool unit value times their number of equity pool units. We anticipate that distributions from the equity pools will decline over the next few years as we exit investments in the respective equity pools. Messrs. Youngkin, Buser, Clare, Ferguson and Finn previously

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received equity pool units and Messrs. Buser, Ferguson and Finn received an equity pool distribution in 2020. Mr. Lee does not have an interest in the equity pool.
Legacy Key Executive Incentive Program (KEIP). In March 2014, we adopted a new methodology for determining potential future equity awards to certain key executives under the Equity Incentive Plan. The KEIP was intended to be an incentive to participants to align their economic interests with those of our fund investors and our shareholders, as well as with Carlyle’s overall performance. Under the terms of the KEIP, for each applicable calendar year, we calculate the number of RSUs to be issued to the participating executives based on the carried interest generated by the investment pool composed of the portfolio investments acquired during the calendar year by any of our carry funds. On a semi-annual basis, based on the amount of carried interest distributed during that period (less any funds escrowed to secure giveback obligations during that period) in the investment pool and the participating executive’s participation percentage, we calculate a number of RSUs to be granted to such executive for the period by reference to the executive’s interest in the investment pool for the period divided by the fair market value of our common stock on the relevant grant date. The grant of such RSUs is anticipated to be made on November 1 of each year for carry distributed during the first and second quarters of the calendar year and on May 1 of the following year for carry distributed during the third and fourth quarters of the calendar year, subject in each case to a minimum grant threshold value of $100,000 for each six-month period. Each KEIP RSU grant vests six months from the grant date.
Mr. Lee received participation percentages in the KEIP for 2015 and 2016 and Mr. Youngkin received participation percentages in the KEIP for 2014, 2015 and 2016. On May 1, 2020, we granted Mr. Youngkin 24,575 RSUs, which represented his accrued but unpaid KEIP distributions in the 2014, 2015 and 2016 KEIP as of December 31, 2019. In connection with Mr. Youngkin’s retirement in September 2020, he forfeited all of these RSUs. On November 1, 2020, we granted Mr. Lee 5,489 RSUs, which represented his accrued but unpaid KEIP distributions in the 2015 and 2016 KEIP as of June 30, 2020. These RSUs will vest on May 1, 2021. We have not allocated any participation percentages in the KEIP since 2016 and we do not currently anticipate that we will allocate any additional participation percentages in future years.
Carried Interest Pool Program. In 2019, we implemented a new program to provide certain employees with the opportunity to share in the potential future value of our investments made in a calendar year by certain investment funds across our global platform. The carried interest pool (“CIP”) is structured so that the applicable annual CIP receives a portion of any carried interest proceeds Carlyle earns from investments made during the applicable calendar year. On an annual basis, participants receive cash distributions equivalent to the CIP value (comprising distributions received by the pool in respect of investments made during the applicable year) multiplied by the participant’s allocation percentage for the respective annual CIP. We anticipate that distributions from the annual carried interest pools will increase over the next few years, in particular for participants who receive allocations in successive annual carried interest pools. Of our named executive officers, we currently anticipate that only Messrs. Buser, Ferguson, and Finn will have allocations in the CIP program.
Equity Grants to Co-CEOs
Pursuant to the terms of the employment agreement and as approved by the Co-CEO Award Committee of our Board of Directors in February 2018, each of our Co-CEOs also received a one-time grant of time-vesting RSUs with respect to 1,250,000 shares of common stock and a performance-vesting RSU grant with respect to a target of 1,250,000 shares of common stock, in each case under the Equity Incentive Plan. The time-vesting RSUs were approved on February 1, 2018 and the performance-vesting RSUs were approved on February 6, 2018. The time-vesting RSUs generally will vest in equal installments over five years, subject to the continued employment of the Co-CEO. The performance-vesting RSUs generally will vest and settle annually in five equal target installments, subject to the continued employment of the Co-CEO, with the opportunity to earn between 0% and 200% of the target amount of the performance-vesting RSUs based on the level of achievement of specified performance metrics that will be set by our Compensation Committee at the beginning of each performance year, subject to a cap of

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150% if the price of the Company’s common stock is not positive over the performance period. In addition, in February 2019 and 2020, respectively, each of our Co-CEOs received a four-year and three-year performance-vesting RSU outperformance award, the details of which are described below..
In connection with his retirement in September 2020, Mr. Youngkin forfeited all of his unvested time- and performance-vesting RSUs, including all of the RSUs granted under the 2019 and 2020 performance-vesting RSU outperformance awards.
•Settlement of CEO’s Third Installment of Performance-Vesting RSUs. In 2021, following the completion of the one-year performance period, we settled the third installment of the performance-vesting RSUs corresponding to the performance goals that were established for 2020. For the fiscal 2020 performance year, the third installment of the performance-vesting RSUs with respect to a target of 250,000 shares vested based on the level of achievement against Fee Related Earnings (“FRE”), Realized Net Performance Revenues (“RNPR”) and Fee-Earning Assets Under Management Raised (“FEAUM Raised”) targets established by our Compensation Committee. Of the total target number of performance RSUs awarded for the fiscal 2020 performance year, 50% vested subject to achievement against the FRE target, 25% vested subject to achievement against the RNPR target and 25% vested subject to achievement against the FEAUM Raised target. The maximum payout percentage for the third installment of performance-vesting RSUs would have been capped at 150% if the volume weighted average price of our common stock was not positive over the specified period (although, as described below, the cap was not relevant for the 2020 performance year since the ultimate payout percentage achieved was below 150%). When assessing performance against the applicable prior year performance targets, the Compensation Committee reserves the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events. The weighted achievement factors for each performance metric resulted in a cumulative final weighted achievement factor at 114.8% of target, which resulted in Mr. Lee earning 287,000 shares of common stock.
FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” and RNPR is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K. FEAUM Raised represents fee earning capital raised from limited partners and excludes capital commitments made by the firm or through our internal coinvestment program. The achievement factor for each of the fiscal 2020 performance metrics was determined by multiplying the weight attributed to each performance metric by the applicable payout percentage for each metric. The payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. The payout percentage for FRE would be zero if actual results were less than threshold performance of 95% of target. If actual FRE performance was 95% of target the payout percentage would be 50%; if actual FRE performance was 100% of target the payout percentage would be 100%; and if actual FRE performance reached 111% of target the payout percentage was capped at 200% (or 150% if the volume weighted average price of our common stock was not positive for 2020). The payout percentage for RNPR would be zero if actual results were less than threshold performance of 83% of target. If actual RNPR performance was 83% of target the payout percentage would be 50%; if actual RNPR performance was 100% of target the payout percentage would be 100%; and if actual RNPR performance reached 133% of target the payout percentage was capped at 200% (or 150% if the volume weighted average price of our common stock was not positive for 2020). The payout percentage for FEAUM Raised performance would be zero if actual results were less than threshold performance of 90% of target. If actual FEAUM Raised performance was 90% of target the payout percentage would be 50%; if actual FEAUM Raised performance was 100% of target the payout percentage would be 100%; and if actual RNPR performance reached 125% of target the payout

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percentage was capped at 200% (or 150% if the volume weighted average price of our common stock was not positive for 2020). Payout percentages for actual performance between the specified threshold levels and target, and between the target and the maximum levels, would be adjusted on a linear basis.
For 2020, the FRE target was $475 million, the RNPR target was $300 million and the FEAUM Raised target was $20 billion. When assessing performance against the fiscal 2020 target performance metrics, the Compensation Committee exercised its discretion to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events. Specifically, actual FRE results were adjusted down by $29.9 million to $489.8 million after excluding amounts related to certain insurance recoveries during 2020. Based on these results, the payout percentages and weighted achievement factors for each of the performance metrics were as follows: FRE (129.6% payout percentage resulting in a weighted achievement factor at 65%); RNPR (0% payout percentage resulting in a weighted achievement factor at 0%); and FEAUM Raised (200% payout percentage resulting in a weighted achievement factor at 50%). The weighted achievement factors for each performance metric resulted in a cumulative final weighted achievement factor at 114.8% of target, which resulted in the CEO earning 287,000 shares of common stock. The grant date fair value of these awards is reflected for 2020 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2020 table.
•Fourth Installment of CEO’s Performance-Vesting RSUs. On February 2, 2021, the Compensation Committee established the performance goals for the fourth of five annual installments of the performance-vesting RSUs for the fiscal 2021 performance period with respect to a target of 250,000 shares of common stock for the CEO. The performance metrics for the fiscal 2021 performance period are based on the level of achievement against FRE, RNPR, and FEAUM Raised targets established by the Compensation Committee. Of the total target number of performance RSUs awarded for the fiscal 2021 performance year, 50% will vest subject to achievement against the FRE target, 25% will vest subject to achievement against the RNPR target and 25% will vest subject to achievement against the FEAUM Raised target. Similar to the third installment of performance-vesting RSUs described above, the maximum payout percentage for the fourth installment of performance-vesting RSUs will be capped at 150% if the volume weighted average price of our common stock is not positive over the specified period. When assessing performance against the applicable prior year performance targets, the Compensation Committee reserves the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events.
•Co-CEO Additional Performance-Vesting RSU Outperformance Awards. Our Co-CEOs each received two performance-vesting RSU awards, which require outperformance to achieve a payout. The compensation committee awarded a four-year cumulative performance RSU award in February of 2019 and a three-year cumulative performance RSU award in February 2020. As described below, the Compensation Committee believes the performance goals for both the four-year and three-year performance-vesting RSU outperformance grants were set at levels that require strong performance for a target payout and exceptional performance for a maximum payout.
•Co-CEO Four-Year Performance-Vesting RSU Outperformance Grant. On February 13, 2019, the Compensation Committee approved an additional performance-vesting RSU grant for each of the Co-CEOs with respect to a target of 500,000 shares of common stock under the Equity Incentive Plan. The additional performance-vesting RSUs generally will vest and settle at the end of the four-year cumulative performance period, subject to the continued employment of the Co-CEO, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on

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outperformance against two total shareholder return (“TSR”) measures. In order to receive a payout, over the four-year cumulative performance period the Co-CEOs must achieve both an absolute TSR of not less than 6% per annum and relative outperformance on TSR growth measured as shown below:

4-Year Relative TSR v. S&P 500 Financials	% Earned (1)
Less than 50th Percentile	0%
50th Percentile	50%
66th Percentile	100%
≥ 75th Percentile	150%
(1) Interpolation used for payouts between 50th and 66th or between 66th and 75th percentiles above
•Co-CEO Three-Year Performance-Vesting RSU Outperformance Grant. On February 12, 2020, the Compensation Committee approved an additional performance-vesting RSU grant for each of the Co-CEOs with respect to a target of 100,000 shares of common stock under the Equity Incentive Plan. The additional performance-vesting RSUs generally will vest and settle at the end of a three-year cumulative performance period, subject to the continued employment of the Co-CEO, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on outperformance against the same absolute and relative TSR measures as the 2019 four-year outperformance award, but applied to the 2020-2022 performance period. The grant date fair values of the 2020 outperformance awards are reflected as stock awards for 2020 in the Summary Compensation Table and in the Grants of Plan-Based Awards in the 2020 table. In order to receive a payout, over the three-year cumulative performance period the Co-CEOs must achieve both an absolute TSR of not less than 6% per annum and relative outperformance on TSR growth measured as shown below:

3-Year Relative TSR v. S&P 500 Financials	% Earned (1)
Less than 50th Percentile	0%
50th Percentile	50%
66th Percentile	100%
≥ 75th Percentile	150%
(1) Interpolation used for payouts between 50th and 66th or between 66th and 75th percentiles above
Equity Grants to Other Named Executive Officers
2019 Annual Discretionary RSU Grants for Other Named Executive Officers. As part of our 2019 year-end compensation program, on February 1, 2020, we awarded discretionary RSU grants to Messrs. Buser, Ferguson and Finn, based on their 2019 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. More specifically, Mr. Buser received his grants due to his strong performance during 2019 as our Chief Financial Officer, including his oversight of our accounting, finance and treasury functions, his leadership role in our conversion to a corporation and his management of our balance sheet including through our senior notes offering and redemption of preferred units. Mr. Ferguson received his grant due to his strong performance during 2019 as our General Counsel, including

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his oversight of our global legal and compliance team, his leadership role in our conversion to a corporation and his efforts to address legal and regulatory considerations applicable to our global investment advisory business and to our firm as a public company. Mr. Finn received his grant due to his strong performance during 2019 as our Chief Operating Officer, including his leadership and oversight of our operations across the firm’s global platform and his management of the strategic transformation of our processes and operations to further enhance the capabilities of our teams.
•Time-Vesting RSU Grants for Other Named Executive Officers. On February 1, 2020, Messrs. Buser, Ferguson and Finn each received a grant of time-vesting RSUs of 64,080, 27,463 and 64,080, respectively, which will vest 40% on August 1, 2021, 30% on August 1, 2022 and 30% on August 1, 2023. The grant date fair value of these awards is reflected as stock awards for 2020 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2020 table.
•Performance-Vesting RSU Grants for Other Named Executive Officers. On February 12, 2020, Messrs. Buser, Ferguson and Finn each received a grant of performance-vesting RSUs with respect to a target of 64,080, 27,463 and 64,080 shares of common stock, respectively. These performance-vesting RSUs vested subject to achievement of the same performance targets and weightings, and to the additional performance condition that caps the maximum payout percentage at 150% if the volume weighted average price of our common stock is not positive over the specified period, in each case as are applicable to the third installment of our CEO performance-vesting RSUs as described above under “—Settlement of CEO’s Third Installment of Performance-Vesting RSUs” Accordingly, the final weighted achievement factor for the awards for Messrs. Buser, Ferguson and Finn also was at 114.8% of target, which resulted in them earning 73,564, 31,528 and 73,564 shares of common stock, respectively. The grant date fair value of these awards is reflected as stock awards for 2020 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2020 table.
2020 Annual Discretionary RSU Grants for Other Named Executive Officers. As part of our 2020 year-end compensation program, in February 2021, we awarded discretionary RSU grants to Messrs. Buser, Ferguson and Finn based on their 2020 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. More specifically, in assessing Mr. Buser’s performance, the CEO considered his oversight of our accounting, finance and treasury functions, his leadership role in transitioning our business to a remote work environment and guiding our policies regarding reopening our global offices, as well as his management of our balance sheet and focus on managing costs. In assessing Mr. Ferguson’s performance, the CEO considered his oversight of our global legal and compliance team and his efforts to address legal and regulatory considerations applicable to our global investment advisory business and to our firm as a public company. In assessing Mr. Finn’s performance, the CEO considered his leadership and oversight of our operations across the firm’s global platform, his leadership role in transitioning our business to a remote work environment and guiding our policies regarding reopening our global offices, as well as his role in working to streamline and enhance efficiency of the firm’s processes and operations.
•Time-Vesting RSU Grants for Other Named Executive Officers. On February 1, 2021, Messrs. Buser, Ferguson and Finn each received a grant of time-vesting RSUs of 65,939, 28,260 and 65,939, respectively, which will vest 40% on August 1, 2022, 30% on August 1, 2023 and 30% on August 1, 2024. The grant date fair value of these awards will be reflected as stock awards for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table in our Proxy Statement for our 2022 Annual Meeting of Shareholders.
•Performance-Vesting RSU Grants for Other Named Executive Officers. On February 2, 2021, Messrs. Buser, Ferguson and Finn each received a grant of performance-vesting RSUs with respect to a target of 65,939, 28,260 and 65,939 shares of common stock, respectively. These performance-vesting RSUs will vest subject to the achievement of the same performance

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targets and weightings, and to the additional performance condition that caps the maximum payout percentage at 150% if the volume weighted average price of our common stock is not positive over the specified period, as are applicable to the fourth installment of our CEO performance-vesting RSUs as described above under “—Fourth Installment of CEO’s Performance-Vesting RSUs.” The grant date fair value of these awards will be reflected as stock awards for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table in our Proxy Statement for our 2022 Annual Meeting of Shareholders.
New Strategic Equity RSU Award Program. In February 2021, the Compensation Committee approved a new Strategic Equity Award Program, pursuant to which certain key personnel, including our CEO and other named executive officers received performance RSU awards tied to their achievement against financial performance metrics linked to our strategic plan. Certain key personnel, including certain of our named executive officers, also received a limited number of time-vested awards to incentivize retention. These strategic equity awards generally vest over four years, in line with our strategic plan. In addition to incentivizing successful execution of our strategic plan, this new program also further aligns our named executive officers with our shareholders as 25% of any vested shares issued to recipients of these awards generally must be retained by them until the earlier of (i) the first anniversary following the recipient’s termination of employment or (ii) February 2030. The grant date fair value of these awards will be reflected as stock awards for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table in our Proxy Statement for our 2022 Annual Meeting of Shareholders.
Other Considerations Regarding Compensation Elements
Policy Against Hedging. Pursuant to the Company’s insider trading policies, all Company employees, including the named executive officers, and directors are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. In addition, all Company employees and directors are prohibited from taking “short” positions in Company securities.
Perquisites. Our named executive officers receive no or minimal perquisites from the Company. For any perquisites they do receive or may receive in the future, we do not provide tax gross up payments in respect of any such perquisites.
Tax and Accounting Considerations. As one element of their review process, the Compensation Committee and the CEO consider the impact of accounting implications and tax treatment of significant compensation decisions. Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) generally disallows publicly-listed companies from taking a tax deduction for compensation in excess of $1,000,000 paid to “covered employees,” which “covered employees” can include the chief executive officer, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees.” As accounting standards and applicable tax laws change and develop, it is possible that we may consider revising certain features of our executive compensation program to align with our overall compensation philosophy and objectives. However, we believe that these accounting and tax considerations are only one aspect of determining executive compensation, and should not unduly influence compensation program design elements that are consistent with our overall compensation philosophy and objectives. Accordingly, we retain the discretion to design and implement compensation elements and programs that may not be tax deductible and/or that could have adverse accounting consequences.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy

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statement.

Anthony Welters (Chairman)
William E. Conway, Jr.
Daniel A. D’Aniello
Lawton W. Fitt
David M. Rubenstein
Compensation Committee Interlocks and Insider Participation
Executive compensation decisions for our CEO are made by our Compensation Committee. For a description of certain transactions between us and the members of our Compensation Committee, see “Certain Relationships and Related Transactions.”

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Summary Compensation Table
The following table presents summary information concerning compensation of our named executive officers during the fiscal years indicated below. For our named executive officers who own direct carried interest allocations or allocations of incentive fees at the fund level or who participate in the equity pool program, we have reported in the “All Other Compensation” column amounts that reflect the actual cash distributions received by our named executive officers in respect of such allocations during the relevant year. The Principal Positions referenced below are as of January 1, 2021.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Kewsong Lee	2020	275,000	5,500,000	(1)	10,274,286	334,917	(3)	16,384,203
Chief Executive Officer	2019	275,000	5,900,000		9,563,295	315,285		16,053,580
(principal executive officer)	2018	275,000	3,350,000		32,706,982	251,883		36,583,865
Glenn A. Youngkin	2020	214,711	—		10,682,574	1,166,943	(4)	12,064,228
Former Co-Chief Executive Officer	2019	275,000	5,900,000		10,217,902	330,110		16,723,012
(former co-principal executive officer)	2018	275,000	3,350,000		32,827,636	795,015		37,247,651
Curtis L. Buser	2020	275,000	2,500,000		3,965,860	30,847	(5)	6,771,707
Chief Financial Officer	2019	275,000	2,500,000		3,322,287	19,800		6,117,087
(principal financial officer)	2018	275,000	2,500,000		3,521,968	90,745		6,387,713
Peter J. Clare	2020	275,000	2,750,000		—	7,028,785	(6)	10,053,785
Chief Investment Officer for Corporate Private Equity and Co-Head of U.S. Buyout	2019	275,000	2,500,000		—	656,445		3,431,445
	2018	275,000	2,750,000		12,695,107	4,870,653		20,590,760
Jeffrey W. Ferguson	2020	275,000	2,000,000		1,699,663	162,144	(7)	4,136,807
General Counsel	2019	275,000	2,000,000		1,764,078	21,109		4,060,187
	2018	275,000	1,500,000		1,556,411	29,564		3,360,975
Christopher Finn	2020	275,000	2,500,000		3,965,860	560	(8)	6,741,420
Chief Operating Officer	2019	275,000	2,500,000		3,404,642	76,095		6,255,737
(1)The amount shown for Mr. Lee reflects the annual cash bonus awarded to him for 2020 that was paid in February 2021, which bonus amount is equal to the dividends per share paid with respect to calendar year 2020 of $1.00 per share multiplied by 2,500,000, as well as an incentive performance bonus at the maximum amount of $3,000,000.
(2)This amount represents the aggregate grant date fair value of the RSUs granted in the year shown, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the determination of grant-date fair value see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For 2020, amounts reported reflect the grant date fair value of a 24,575 RSU award granted to Mr. Youngkin on May 1, 2020, the grant date fair value of a 5,489 RSU award granted to Mr. Lee on November 2, 2020 with respect to their accrued KEIP distributions, the annual discretionary time-vesting RSU awards that were granted to Messrs. Buser, Ferguson and Finn on February 1, 2020, the discretionary outperformance performance-vesting RSU awards that were granted to Messrs. Lee and Youngkin on February 12, 2020, and the performance-vesting RSUs that vest based on achievement of FRE, RNPR and FEAUM Raised targets that were granted to Messrs. Lee, Youngkin, Buser, Ferguson and Finn on February 12, 2020. The discretionary outperformance performance-vesting RSU awards are subject to market conditions, and not performance conditions, as defined under ASC Topic 718, and therefore do not have maximum grant date fair values that differ from the grant date fair values reported in the table. The grant date fair values of the performance-vesting RSUs granted that vest based on achievement of FRE, RNPR and FEAUM Raised targets were computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the grant date fair values of the awards would have been: Mr. Lee - $16,085,000; Mr. Youngkin - $16,085,000; Mr. Buser - $4,122,907; Mr. Ferguson $1,766,979; and Mr. Finn $4,122,907. In connection with his retirement in September 2020, Mr. Youngkin forfeited all of the RSUs granted to him in 2020 referenced in the table above as having a grant date fair value of $10,682,574.
(3)This amount represents actual cash distributions received by Mr. Lee in respect of carried interest allocations at the fund level of $334,917 for 2020.
(4)This amount represents actual cash distributions received by Mr. Youngkin in respect of his direct carried interest allocations at the fund level of $1,166,943 for 2020.

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(5)This amount represents cash distributions of $30,847 received by Mr. Buser in respect of his equity pool interest for 2020.
(6)This amount represents actual cash distributions received by Mr. Clare in respect of direct carried interest allocations at the fund level of $7,028,785 for 2020.
(7)This amount represents actual cash distributions received by Mr. Ferguson in respect of direct carried interest allocations at the fund level of $160,140 and in respect of his equity pool interest of $2,004 for 2020.
(8)This amount represents cash distributions received by Mr. Finn in respect of his equity pool interest of $560 for 2020.
Grants of Plan-Based Awards in 2020
The following table presents information concerning RSUs granted in 2020 to our named executive officers. The dollar amounts shown under the column heading “Grant Date Fair Value of Stock and Option Awards” in the table below were calculated in accordance with ASC Topic 718. For additional information regarding the determination of grant date fair value, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold (#)	Target (#)	Maximum (#)
Kewsong Lee
Co-CEO Performance Vesting RSUs	(1)	2/12/2020	125,000	250,000	500,000	—	$8,042,500
Co-CEO Outperformance RSUs	(2)	2/12/2020	50,000	100,000	150,000	—	$2,095,000
KEIP RSUs	(3)	11/1/2020	—	—	—	5,489	$136,786
Glenn A. Youngkin
Co-CEO Performance Vesting RSUs	(1)	2/12/2020	125,000	250,000	500,000	—	$8,042,500
Co-CEO Outperformance RSUs	(2)	2/12/2020	50,000	100,000	150,000	—	$2,095,000
KEIP RSUs	(3)	5/1/2020	—	—	—	24,575	$545,074
Curtis L. Buser
Annual Time-Vesting RSUs	(4)	2/1/2020	—	—	—	64,080	$1,904,406
Performance Vesting RSUs	(1)	2/12/2020	32,040	64,080	128,160	—	$2,061,454
Peter J. Clare			—	—	—	—	—
Jeffrey W. Ferguson
Annual Time-Vesting RSUs	(4)	2/1/2020				27,463	$816,178
Performance Vesting RSUs	(1)	2/12/2020	13,732	27,463	54,926	—	$883,485
Christopher Finn
Annual Time-Vesting RSUs	(4)	2/1/2020	—	—	—	64,080	$1,904,406
Performance Vesting RSUs	(1)	2/12/2020	32,040	64,080	128,160	—	$2,061,454
(1)    Represents performance-vesting RSU awards that vest based on achievement of FRE, RNPR and FEAUM Raised targets granted to Messrs. Lee, Youngkin, Buser, Ferguson and Finn. The grant date fair value of these performance-vesting RSUs was computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date. In connection with his retirement in September 2020, Mr. Youngkin forfeited all of the performance-vesting RSUs granted to him in fiscal 2020 referenced in the table above as having a grant date fair value of $8,042,500.
(2)    Represents a discretionary outperformance performance-vesting RSU award granted to Messrs. Lee and Youngkin. These awards are subject to market conditions, and not performance conditions, as defined under ASC Topic 718. In connection with his retirement in September 2020, Mr. Youngkin forfeited all of the outperformance performance-vesting RSUs granted to him in fiscal 2020 referenced in the table above as having a grant date fair value of $2,095,000.
(3)    Represents RSU grants with respect to Messrs. Lee’s and Youngkin’s accrued KEIP distributions through December 31, 2019 and June 30, 2020. The RSUs granted to Mr. Lee on November 1, 2020 will vest on May 1, 2021. In connection with his retirement in September 2020, Mr. Youngkin forfeited the RSUs granted to him on May 1, 2020 referenced in the table above as having a grant date fair value of $545,074.

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(4)    Represents discretionary time-vesting RSU grants awarded to Messrs. Buser, Ferguson and Finn. These RSU grants will vest 40% on August 1, 2021, 30% on August 1, 2022 and 30% on August 1, 2023.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
CEO Employment Agreement
Effective on January 1, 2018, in connection with his appointment as Co-Chief Executive Officer, our Board of Directors approved new compensation arrangements for Mr. Lee and, on October 23, 2020, we entered into a new employment agreement with Mr. Lee related to his service as our Co-CEO and now sole CEO. On January 1, 2020, in connection with the Conversion, the employment agreement was amended. The changes made in the amendment were generally clarifying and conforming in nature and intended to preserve the pre-Conversion status quo. The employment agreement provides for a five-year term commencing on January 1, 2018 and continuing until December 31, 2022 or until the employment agreement is otherwise terminated in accordance with its terms (the “Term”). Under the employment agreement, Mr. Lee will receive a base salary of $275,000, which may be increased from time to time by our Board of Directors. In addition, during the Term, Mr. Lee will be eligible to receive an annual cash bonus equal to the dividends per share paid with respect to the applicable calendar year multiplied by 2,500,000 (subject to equitable adjustment by our Board of Directors in order to account for distributions, splits, reorganizations, recapitalizations, mergers, consolidations, spin-offs, combinations, exchanges or other similar events; and, following a Change of Control, the parties must negotiate and agree to an adjustment such that after the Change of Control the bonus opportunity is no less favorable to the Co-CEO than prior to the Change of Control). The employment agreement contains specified severance provisions and restrictive covenants that are described below in the section entitled “—Potential Payments upon Termination or Change in Control.” Pursuant to the employment agreement, Mr. Lee was also awarded RSU awards that are described above in the section entitled “—Equity Grants to Co-CEOs.” See “—Potential Payments upon Termination or Change in Control” below for a description of the potential vesting that Mr. Lee may be entitled to with respect to the RSU awards in connection with a Change in Control or certain terminations of employment.
Equity Incentive Plan Awards
In connection with our initial public offering, the firm adopted the Equity Incentive Plan (which was subsequently amended and restated to reflect our conversion to a corporation), which is a source of new equity-based awards and permits us to grant to our senior Carlyle professionals, employees, directors and consultants non-qualified options, stock appreciation rights, common stock, restricted stock, RSUs, phantom stock units and other awards based on our common stock. Unvested annual discretionary RSUs and RSUs granted under the KEIP generally will be forfeited upon termination of employment. For a description of the potential vesting that the named executive officers may be entitled to with respect to such RSU awards in connection with a Change of Control (as defined in the Equity Incentive Plan) or certain terminations of employment see “—Potential Payments upon Termination or Change in Control” below. In addition, all vested and unvested annual discretionary RSUs and RSUs granted under the KEIP will be immediately forfeited in the event the holder is terminated for cause, or if such person materially breaches any applicable restrictive covenant. For RSU awards made in February 2018 and later, the award agreements generally contain non-solicitation provisions that restrict participants’ ability to solicit Carlyle investors or employees during the one-year period following a participant’s termination of the provision of services to Carlyle. For more information regarding these RSUs granted to our named executive officers under the Equity Incentive Plan, including the vesting criteria, see the sections entitled “—Legacy Key Executive Incentive Program (KEIP)” and “—Equity Grants to Co-CEOs” and “—Equity Grants to Other Named Executive Officers” above.

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Outstanding Equity Awards at 2020 Fiscal-Year End
The following table provides information regarding outstanding unvested equity awards held by our named executive officers as of December 31, 2020. The dollar amounts shown in the table below were calculated by multiplying the number of unvested RSUs reported for the named executive officer by the closing market price of $31.44 per share on December 31, 2020, the last trading day of 2020.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Equity Incentive Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Equity Incentive Shares or Units of Stock That Have Not Vested ($)(7)
Kewsong Lee	1,072,489(1)	$33,719,054	900,000	$28,296,000
Glenn A. Youngkin(2)	—	$—	—	$—
Curtis L. Buser	248,071(3)	$7,799,352	—	—
Peter J. Clare	280,000(4)	$8,803,200	—	—
Jeffrey W. Ferguson	79,399(5)	$2,496,305	—	—
Christopher Finn	217,505(6)	$6,838,357	—	—
(1)The amount reported for Mr. Lee is composed of 30,000 discretionary RSUs which will vest on August 1, 2021; 750,000 one-time CEO time-vesting RSUs, of which 250,000 will vest on each of February 1, 2021, 2022 and 2023; 5,489 KEIP RSUs which will vest on May 1, 2021; 287,000 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2020 performance, which vested on February 9, 2021, the date the Compensation Committee certified the attainment of the established performance metrics, based on continued service through such date.
(2)In connection with his retirement in September 2020, Mr. Youngkin forfeited all of his unvested RSUs.
(3)The amount reported for Mr. Buser is composed of 76,414 RSUs, of which 38,207 will vest on August 1, 2021 and 38,207 will vest on August 1, 2022; 34,013 discretionary RSUs which will vest on August 1, 2021; 64,080 discretionary RSUs, of which 25,632 will vest on August 1, 2021, 19,224 will vest on August 1, 2022 and 19,224 will vest on August 1, 2023; and 73,564 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2020 performance and that vested on February 9, 2021, the date the CEO certified the attainment of the established performance metrics, based on continued service through such date.
(4)The amount reported for Mr. Clare is composed of 30,000 discretionary RSUs which will vest on August 1, 2021; and 250,000 one-time discretionary RSUs, of which 125,000 vested on February 1, 2021 and the remaining 125,000 will vest on February 1, 2022.
(5)The amount reported for Mr. Ferguson is composed of 20,408 discretionary RSUs which will vest on August 1, 2021; 27,463 discretionary RSUs, of which, 10,986 will vest on August 1, 2021, 8,239 will vest on August 1, 2022 and 8,239 will vest on August 1, 2023; and 31,528 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2020 performance and that vested on February 9, 2021, the date the CEO certified the attainment of the established performance metrics, based on continued service through such date.
(6)The amount reported for Mr. Finn is composed of 34,013 will vest on August 1, 2021; 45,848 discretionary RSUs, of which, 22,924 will vest on August 1, 2021 and 22,924 will vest on August 1, 2022; 64,080 discretionary RSUs, of which 25,632 will vest on August 1, 2021, 19,224 will vest on August 1, 2022 and 19,224 will vest on August 1, 2023; and 73,564 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2020 performance and that vested on February 9, 2021, the date the CEO certified the attainment of the established performance metrics, based on continued service through such date.
(7)The number and market value of the outperformance performance-vesting RSUs reported in the equity incentive columns for Mr. Lee reflect the maximum number of RSUs that can be earned, though the performance periods will not end until December 31, 2022 for both outperformance awards and vesting is contingent on achieving outperformance against a relative shareholder return measure and an absolute shareholder return measure for each of the outperformance awards. Accordingly, there is no assurance that any portion of the outperformance performance-vesting RSUs will be earned. In connection with his retirement in September 2020, Mr. Youngkin forfeited the outperformance performance-vesting RSUs granted to him in fiscal 2020 and 2019.

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Option Exercises and Stock Vested in 2020
As we have never issued any options, our named executive officers had no option exercises during the year ended December 31, 2020. Each of our named executive officers had equity awards vest during the year ended December 31, 2020.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (7)
Kewsong Lee (1)	700,266	$22,238,264
Glenn A. Youngkin (2)	587,479	$19,010,408
Curtis L. Buser (3)	228,911	$6,920,559
Peter J. Clare (4)	155,000	$4,914,100
Jeffrey W. Ferguson (5)	171,702	$5,426,309
Christopher Finn (6)	275,474	$8,515,197
(1)The value for Mr. Lee is based on the value of 250,000 shares received upon the vesting of RSUs on February 3, 2020; 300,000 shares received upon the vesting of RSUs on February 10, 2020; 4,137 shares received upon the vesting of RSUs on May 1, 2020; and 146,129 shares received upon the vesting of RSUs on August 1, 2020.
(2)The value for Mr. Youngkin is based on the value of 250,000 shares received upon the vesting of RSUs on February 3, 2020; 300,000 shares received upon the vesting of RSUs on February 10, 2020; 7,479 shares received upon the vesting of RSUs on May 1, 2020; and 30,000 shares received upon the vesting of RSUs on August 1, 2020.
(3)The value for Mr. Buser is based on the value of 91,696 shares received upon the vesting of RSUs on February 10, 2020 and 137,215 shares received upon the vesting of RSUs on August 1, 2020.
(4)The value for Mr. Clare is based on the value of 125,000 shares received upon the vesting of RSUs on February 1, 2020 and 30,000 shares received upon the vesting of RSUs on August 1, 2020.
(5)The value for Mr. Ferguson is based on the value of 122,262 shares received upon the vesting of RSUs on February 1, 2020 and 49,440 shares received upon the vesting of RSUs on August 1, 2020.
(6)The value for Mr. Finn is based on the value of 152,830 shares received upon the vesting of RSUs on February 10, 2020 and 122,644 shares received upon the vesting of RSUs on August 1, 2020.
(7)The value realized on vesting was calculated by multiplying the number of shares of common stock received upon vesting by the closing market price per share of common stock on the applicable vesting date.
Pension Benefits for 2020
    We do not provide pension benefits to our named executive officers.
Nonqualified Deferred Compensation for 2020
    We do not provide defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change in Control
Other than as described below, none of our named executive officers are entitled to any additional payments or benefits upon termination of employment, upon a change in control of our company or upon retirement, death or disability. Mr. Youngkin did not receive any cash severance payments or any continued or accelerated vesting in any unvested RSUs or other equity awards in connection with his retirement as a Co-CEO and member of our Board of Directors in September 2020.
    Chief Executive Officer
    Severance Arrangements. Mr. Lee’s employment agreement provides that, upon a termination of employment for Good Reason (as defined in the employment agreement) or by Carlyle without Cause (as

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defined in the employment agreement), he is entitled to receive cash severance, subject to the execution of a release and compliance with certain restrictive covenants, payable over the 12-month severance period (or, if shorter, through the end of the Term) of a monthly amount equal to annual base salary, Average Annual Bonus (as defined in the employment agreements; the Average Annual Bonus is payable in a lump sum on the later of the scheduled payment day for the annual bonus or the end of the severance period if termination occurs in the first year of the Term rather than over a 12-month period) and 12-months of COBRA premiums divided by the number of months in the severance period. Upon a termination of employment by Mr. Lee for Good Reason or by Carlyle without Cause or in the case of the death or disability, Mr. Lee is also entitled to a prorated portion of his annual bonus for the portion of the year of termination during which he was employed and, if terminated after the end of a calendar year and before payment of the annual bonus for such year, the annual bonus for the prior year. If Mr. Lee is terminated for any reason other than Cause after the end of the Term, any annual bonus payment for the fifth year of the Term that has not yet been paid will be paid. Had such a termination of employment occurred on December 31, 2020, the last business day of 2020, Mr. Lee would have been entitled to the following: (1) a cash payment equal to the sum of his then-current annual base salary ($275,000), his Average Annual Bonus ($5,700,000, representing the average of the cash bonus earned for 2019 of $5,900,000 and the cash bonus earned for 2020 of $5,500,000), and 12-months of COBRA premiums ($31,119 based on 2021 rates), payable in equal monthly installments over a 12-month period, and (2) a prorated portion of the actual annual cash bonus earned for 2020 ($5,500,000), payable on the scheduled payment date.
CEO Equity Awards. Mr. Lee’s employment agreement and equity award agreements provide that, upon a termination of employment by Mr. Lee for Good Reason or by us without Cause, subject to the execution of a release and compliance with certain restrictive covenants, a portion of such Mr. Lee’s time-vesting and performance-vesting RSUs that were granted in 2018 pursuant to the terms of his employment agreement will vest (at target with respect to performance-vesting RSUs) on the next scheduled vesting date following the date of such termination, in an amount equal to: (1) the amount that would have vested on such vesting date had he remained employed through such date plus (2) if such termination occurs in the first four years of the Term, a pro rata portion of the RSUs related to the portion of the year of termination prior to termination (or, if such termination occurs in January prior to the scheduled vesting date in such year, 12 months). In the case of the 2019 outperformance grant and the 2020 outperformance grant described above, any such termination of employment for Good Reason or without Cause would result in a percentage (not to exceed 100%) of the target number of RSUs subject to such grants becoming vested corresponding to the sum of (1) the percentage of the performance period completed as of the termination date plus (2) 25.0% for the 2019 outperformance grant (or plus 33.3% for the 2020 outperformance grant). Accordingly, had such a termination of employment occurred on December 31, 2020, the last business day of 2020, Mr. Lee would have vested in the following number of RSUs, having the following value based on our closing market price of $31.44 per share on December 31, 2020: (1) 1,000,000 RSUs with respect to the 2018 equity grants, including (a) 500,000 time-vesting RSUs and (b) 500,000 performance-vesting RSUs at target, with an aggregate value of $31,440,000, (2) 375,000 RSUs with respect to the 2019 outperformance grant, with an aggregate value of $11,790,000 and (3) 66,667 RSUs with respect to the 2020 outperformance grant, with an aggregate value of $2,096,000.
If a termination of employment by Mr. Lee for Good Reason or by us without Cause occurs following a Change of Control during the Term, then in addition to the RSUs described above, Mr. Lee will vest in a number of RSUs corresponding to another year of deemed service credit with respect to both the time-vesting RSUs and performance-vesting RSUs (at target with respect to performance-vesting RSUs), with such additional year corresponding to an additional 25.0% and 33.3% of the target number of RSUs in the case of the 2019 and 2020 outperformance grants, respectively, but in a maximum amount that is not more than the total number of RSUs remaining eligible to vest. Accordingly, had such a termination of employment occurred following a Change of Control on December 31, 2020, the last business day of 2020, Mr. Lee would have vested in the following incremental additional numbers of RSUs (i.e., in addition to the numbers described in the preceding paragraph) having the following values based on our closing market price of $31.44 per share on December 31, 2020: (1) 500,000 RSUs with respect to the 2018 equity grants, including (a) 250,000 time-vesting RSUs and (b) 250,000 performance-vesting RSUs at target, with an aggregate value of $15,720,000, (2) 125,000 RSUs with respect to the 2019 outperformance grant, with an

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aggregate value of $3,930,000 and (3) 33,333 RSUs with respect to the 2020 outperformance grant, with an aggregate value of $1,047,990.
Upon the death or disability of Mr. Lee, the time-vesting and performance-vesting RSUs will vest in full (with vesting to occur at the target amount with respect to the performance-vesting RSUs if such termination occurs prior to completion of the performance period or at actual performance if such termination occurs after completion of the performance period but prior to the vesting date) to the extent not yet vested. Had such a termination of employment occurred on December 31, 2020, the last business day of 2020, Mr. Lee would have vested in the following numbers of RSUs, having the following value based on our closing market price of $31.44 per share on December 31, 2020: (1) 1,537,000 RSUs with respect to the 2018 equity grants, including (a) 750,000 time-vesting RSUs and (b) 787,000 performance-vesting RSUs, representing 287,000 RSUs, which is the actual number of RSUs earned for the 2020 performance year and 500,000 performance-vesting RSUs related to the 2021 and 2022 performance years at target, with an aggregate value of $48,323,280, (2) 500,000 RSUs with respect to the 2019 outperformance grant, with an aggregate value of $15,720,000 and (3) 100,000 RSUs with respect to the 2020 outperformance grant, with an aggregate value of $3,144,000.
Upon a termination of employment of Mr. Lee for Cause, all of his vested and unvested time-vesting and performance-vesting RSUs will be automatically forfeited. If Mr. Lee is terminated for any reason other than Cause after the end of the Term, any time-vesting or performance-vesting RSUs that are not yet vested will continue to vest (based on actual performance for the performance-vesting RSUs).
Other Equity Awards. Upon a Change of Control (as defined in the Equity Incentive Plan) or a termination of employment because of death or disability, any unvested time-vesting RSUs (other than the one-time special grant of RSUs made to the CEO in February 2018) held by Mr. Lee will automatically be deemed vested as of immediately prior to such occurrence of such change of control or such termination of employment. Had such a change of control or such a termination of employment occurred on December 31, 2020, the last business day of 2020, Mr. Lee would have vested in 35,489 RSUs with an aggregate value of $1,115,774 based on our closing market price of $31.44 per share on December 31, 2020.
Restrictive Covenants. Mr. Lee’s employment agreement also includes restrictive covenants limiting his ability to solicit employees of Carlyle for 12 months following the termination of employment (but not past the occurrence of a Change of Control) or compete with Carlyle or solicit its investors for 12 months following a termination of employment (but not past the earlier of the end of the Term or the occurrence of a Change of Control). Mr. Lee is also subject to confidentiality covenants and may not disclose publicly or discuss our fundraising efforts or the name of any fund vehicle that has not had a final closing with any member of the press. Mr. Lee and Carlyle are subject to certain cooperation covenants and, during his employment and for five years following a termination, non-disparagement obligations.
Messrs. Buser, Clare, Ferguson and Finn
Upon a Change of Control (as defined in the Equity Incentive Plan) or a termination of employment because of death or disability, any unvested time-vesting RSUs held by Messrs. Buser, Clare, Ferguson and Finn will automatically be deemed vested as of immediately prior to such occurrence of such change of control or such termination of employment. In addition, upon a Change in Control or a termination of employment because of death or disability, any unvested performance-vesting RSUs will vest at target if such change of control or termination occurs prior to completion of the performance period or at actual performance if the change of control or termination occurs after completion of the performance period but prior to the vesting date. Had such a change of control or such a termination of employment occurred on December 31, 2020, the last business day of 2020, each of Messrs. Buser, Clare, Ferguson and Finn would have vested in the following numbers of RSUs, having the following values based on our closing market price of $31.44 per share on December 31, 2020: Mr. Buser - 248,071 RSUs, including 73,564 performance-vesting RSUs based on actual performance, with an aggregate value of $7,799,352; Mr. Clare - 280,000 RSUs with an aggregate value of $8,803,200; Mr. Ferguson - 79,399 RSUs, including 31,528

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performance-vesting RSUs based on actual performance, with an aggregate value of $2,496,305; and Mr. Finn - 217,505 RSUs, including 73,564 performance-vesting RSUs based on actual performance, with an aggregate value of $6,838,357.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). For 2020, Mr. Lee was serving as our sole principal executive officer on the date we selected to identify our median employee. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
As of December 31, 2020, we employed more than 1,825 individuals, including 684 investment professionals, located in 29 offices across five continents. In 2020, in accordance with SEC rules, we re-identified our median employee using our global employee population as of October 31, 2020. To identify our median employee, we used annual base salary and bonuses earned (guaranteed and discretionary) in 2020. Application of our consistently applied compensation measure identified the median employee. We calculated the annual total compensation in accordance with the requirements of the Summary Compensation Table for the median employee. The median employee’s compensation characteristics accurately reflect the compensation of a typical employee.
For 2020, the annual total compensation for our principal executive officer was $16,384,203 and our median employee’s annual total compensation was $248,521. Based on the CEO’s annual total compensation, our CEO Pay Ratio for 2020 was 65.9:1.
Director Compensation
No additional remuneration is paid to our employees or advisors for service as a director or on committees of the Board of Directors. Certain of the directors are employees or advisors to Carlyle and have received compensation or other payments in respect of their services in such capacities. See “Certain Relationships and Related Person Transactions—Other Transactions.” In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in connection with such service.
In 2020, each director who was not an employee of or advisor to Carlyle received an annual retainer of $250,000, $130,000 of which was paid in cash and $120,000 of which was paid in the form of a grant of RSUs on May 1, 2020. These RSUs will vest on May 1, 2021, the first anniversary of the grant date. For 2020, we paid an additional $25,000 annual cash retainer to each of Ms. Fitt, our Lead Independent Director, Mr. Shaw, the Chairman of the Audit Committee, Mr. Welters, the Chairman of our Compensation Committee and Ms. Hill, the Chairperson of the Nominating and Corporate Governance Committee.
In April 2021, based on comparative market data provided by Pay Governance, as well as considerations regarding the efforts of the directors on behalf of the Company during the prior year and anticipated continuing efforts, the Compensation Committee evaluated the compensation for directors who are not employees of or advisors to Carlyle and determined to recommend certain updates to the compensation for such directors commencing in 2021. The Board subsequently approved such updates, which include increasing the annual retainer to $300,000, with $130,000 continuing to be paid in cash and $170,000 being paid in the form of a grant of RSUs to be awarded annually on May 1, which will vest on the one year anniversary of the grant date, subject to the director’s continued service to the Company. The additional annual cash retainer for our Lead Independent Director was increased to $40,000 and the Chairman of our Audit Committee, Chairman of our Compensation Committee and Chairman of our Nominating and Corporate Governance Committee will continue to receive an additional annual cash

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retainer of $25,000. In April 2021, the Board also determined to update the minimum stock ownership requirements for non-employee directors to require ownership in an amount equal to five times the base annual cash retainer within five years of the date of a director’s appointment to the Board. All of the non-employee directors (excluding Mr. Rice who was newly-appointed to the Board in March 2021) currently are in compliance with this updated stock ownership requirement.
Director Compensation in 2020
The following table provides the director compensation for Mr. Hance and our non-employee directors for 2020:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Lawton W. Fitt	$155,000	$114,615	$269,615
James H. Hance, Jr. (2)	$—	$—	$—
Janet Hill	$155,000	$114,615	$269,615
Derica W. Rice (3)	$—	$—	$—
Dr. Thomas S. Robertson	$130,000	$114,615	$244,615
William J. Shaw	$155,000	$114,615	$269,615
Anthony Welters	$155,000	$114,615	$269,615
(1)The reference to “stock” in this table refers to RSUs. Amounts represent the grant date fair value of the RSU awards granted on May 1, 2020 to each director who is not an employee of or advisor to the Company, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the computation of grant date fair value, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(2)As Mr. Hance is an Operating Executive, no additional remuneration is paid to him as a director. Mr. Hance’s compensation is discussed in “Certain Relationships and Related Transactions.”
(3)Mr. Rice was appointed as a director on March 8, 2021 and therefore did not receive any director compensation in 2020.
The following table provides information regarding outstanding unvested equity awards held by our non-employee directors as of December 31, 2020:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Lawton W. Fitt	5,411	$170,122
Janet Hill	5,411	$170,122
Derica W. Rice (2)	—	$—
Dr. Thomas S. Robertson	5,411	$170,122
William J. Shaw	5,411	$170,122
Anthony Welters	5,411	$170,122
(1)The dollar amounts shown under this column were calculated by multiplying the number of unvested RSUs held by the director by the closing market price of $31.44 per share on December 31, 2020, the last trading day of 2020.
(2)Mr. Rice was appointed as a director on March 8, 2021 and therefore did not receive director compensation in 2020.

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ITEM 3. APPROVAL OF THE CARLYLE GROUP INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN
Overview
The Company’s 2012 Equity Incentive Plan was initially adopted by shareholders on May 2, 2012, and was later amended and restated effective January 1, 2020 to reflect the Company’s conversion to a corporation (as amended, the “Existing Plan” of the “Equity Incentive Plan”). Our Board of Directors recommends that you approve the Company’s Amended and Restated 2012 Equity Incentive Plan in the form attached as Annex B and marked to show the proposed amendments to the Existing Plan (the “Amended Plan”), which further amends and restates the Existing Plan to (i) extend the term of the plan for ten years from the date on which our shareholders approve this Amended Plan, (ii) establish a new share reserve under the Amended Plan (to replace our former “evergreen” share reserve formula) for awards granted on or after the date the Amended Plan is approved by shareholders and (iii) make certain other technical amendments to the Existing Plan to conform with best practices.
The Board of Directors and the Compensation Committee have determined that the Company’s and its shareholders’ best interests will be served by the approval of Proposal 3. The Board of Directors believes that by allowing the Company to continue to offer its employees, directors, advisors and consultants equity-based and other incentive compensation the Company will promote the alignment of compensation with the interests of shareholders of the Company.
You are being asked to approve the Amended Plan, the full text of which is included in Annex B.
We are not seeking to make amendments to the terms of the Existing Plan other than those described in this proposal.
Summary of the Amended Plan
The following description of the Amended Plan is not complete and is qualified by reference to the full text of the Amended Plan, which is attached as Annex B hereto. The Amended Plan will continue to be a source of equity-based awards permitting us to grant to our senior Carlyle professionals, employees, directors and consultants non-qualified options, share appreciation rights, common shares, restricted common shares, deferred restricted common shares, phantom restricted common shares and other awards based on our common shares.
Administration. The Compensation Committee will administer the Amended Plan. However, the Board of Directors may also delegate such authority to another committee or subcommittee of the Board of Directors (or the full Board of Directors). We refer to the Board of Directors or the committee or subcommittee thereof to whom authority to administer the Amended Plan has been delegated (including, without limitation, the Compensation Committee), as the case may be, as the “Administrator.” The Administrator will determine who will receive awards under the Amended Plan, as well as the form of the awards, the number of shares underlying the awards and the terms and conditions of the awards consistent with the terms of the Amended Plan. The Administrator will have full authority to interpret and administer the Amended Plan, which determinations will be final and binding on all parties concerned.
Shares Subject to the Amended Plan. The total number of our common shares which may be issued pursuant to awards granted under the Amended Plan on or after the date of shareholder approval of the Amended Plan shall be 16,000,000. The shares may consist, in whole or in part, of unissued shares or treasury shares. The issuance of shares or payment of cash upon the exercise, vesting or settlement of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the Amended Plan, as applicable. If shares are not issued or are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares will not be added

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back to the aggregate number of shares with respect to which awards may be granted under the Amended Plan, but rather will count against the aggregate number of shares with respect to which awards may be granted under the Amended Plan. When an option or share appreciation right is granted under the Amended Plan, the number of shares subject to the option or share appreciation right will be counted against the aggregate number of shares with respect to which awards may be granted under the Amended Plan as one share for every share subject to such option or share appreciation right. No shares will be added back to the share reserve under the Amended Plan with respect to exercised share appreciation rights granted under the Amended Plan. Additionally, no shares will be added back to the share reserve under the Amended Plan in the event that (i) a portion of the shares covered by an option are tendered to the Company or “net settled” to cover payment of the option exercise price or (ii) the Company utilizes the proceeds received upon option exercise to repurchase shares on the open market or otherwise. In the event that any awards under the Amended Plan terminate or lapse for any reason (in whole or in part), including, without limitation, due to failure to achieve performance-vesting or service-vesting criteria, on or after the date of shareholder approval of the Amended Plan without payment of consideration, the number of shares subject to such terminated or lapsed portion of awards shall be available for future award grants under the Amended Plan. Under the Amended Plan, the maximum number of shares subject to awards granted during a calendar year to any non-employee director serving on the Board of Directors, taken together with any cash fees paid to such non-employee director during such calendar year, shall not exceed $750,000 in total value (with the value of awards being calculated based on the grant date fair value of such awards for financial reporting purposes).
Options and Share Appreciation Rights. The Administrator may award non-qualified options under the Amended Plan. Options granted under the Amended Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Administrator at the time of grant, but an option generally will not be exercisable for a period of more than 10 years after it is granted. To the extent permitted by the Administrator, the exercise price of an option may be paid in cash or its equivalent, in shares having a fair market value equal to the aggregate option exercise price partly in cash and partly in shares and satisfying such other requirements as may be imposed by the Administrator or through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate option exercise price for the common shares being purchased or through net settlement in shares.
The Administrator may grant share appreciation rights independent of or in conjunction with an option. Each share appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, multiplied by (ii) the number of shares covered by the share appreciation right, and each share appreciation right granted in conjunction with an option will entitle a participant to surrender to us the option and to receive such amount. Payment will be made in shares and/or cash (any common share valued at fair market value), as determined by the Administrator.
No “repricing” of options or share appreciation rights will be permitted without shareholder approval. Additionally, no dividend equivalent payments will be made with respect to options or share appreciation rights prior to the date of any actual share issuance upon exercise or settlement or the option or share appreciation right.
Other Equity-Based Awards. The Administrator, in its sole discretion, may grant or sell shares, restricted shares, deferred restricted shares, phantom restricted shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair value of, our shares. Any of these other equity-based awards may be in such form, and dependent on such conditions, as the Administrator determines, including without limitation the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Administrator may in its discretion determine whether other equity-based awards will be payable in cash, shares or a combination of both cash and shares. To the extent that any dividends or dividend equivalent payments

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may be paid with respect to any other equity-based awards, no such dividend or dividend equivalent payments will be made unless and until the corresponding portion of the underlying award becomes earned and vested in accordance with its terms.
Adjustments Upon Certain Events. In the event of any change in the outstanding shares by reason of any share distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to holders of shares other than regular cash dividends, or any transaction similar to the foregoing, the Administrator in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or available for future grant under our Amended Plan or pursuant to outstanding awards, (ii) the option price or exercise price of any option or share appreciation right and/or (iii) any other affected terms of such awards.
Change in Control. In the event of a change in control (as defined in the Amended Plan), the Amended Plan provides that the Administrator may, but shall not be obligated to (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (ii) cancel awards for fair value (which, in the case of options or share appreciation rights, shall be equal to the excess, if any, of the fair market value of a share at the time of such change in control over the corresponding exercise price of the option or share appreciation right), (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Amended Plan as determined by the Administrator in its sole discretion or (iv) provide that, with respect to any awards that are options or share appreciation rights, for a period of at least 15 days prior to the change in control, such options and share appreciation rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options and share appreciation rights will terminate.
Transferability. Unless otherwise determined by our Administrator, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution
Amendment, Termination and Term. The Administrator may amend or terminate the Amended Plan, but no amendment or termination shall be made without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the Amended Plan; provided, however, that the Administrator may amend the Amended Plan and/or any outstanding awards in such manner as it deems necessary to permit the Amended Plan and/or any outstanding awards to satisfy applicable requirements of the Internal Revenue Code or other applicable laws. The Amended Plan will have a term of 10 years from the date on which the Amended Plan was approved by our shareholders.
U.S. Tax Consequences of the Amended Plan Awards
Introduction. The following general discussion of the federal income tax consequences of awards to be granted under the Amended Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below.
Non-qualified Stock Options. If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash or equivalent exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same

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amount. Upon disposition, any difference between the participant’s tax basis in the Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.
Share Appreciation Rights. The participant realizes no income at the time a share appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of the same amount.
Restricted Stock Units. If the award granted is an RSU, the participant will not recognize any income for federal income tax purposes when RSUs are granted because restricted share units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the RSUs vest and are settled, the participant will be required to treat as ordinary income an amount equal to the full fair market value of the shares of Common Stock and any cash received. If the participant sells the shares of Common Stock, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed. Subject to Section 162(m), discussed below, the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant as the result of an RSU award. If a participant forfeits his or her RSU award, no gain or loss is recognized and no deduction is allowed.
Restricted Stock Awards. Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any other stock award granted to participants shall be taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).
Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of the Company or any of its subsidiaries in any taxable year of the Company.
Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the Amended Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.
New Plan Benefits under the Amended Plan
Because future awards under the Amended Plan will be granted at the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

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Registration with the SEC
We have filed a Registration Statement on Form S-8 with the SEC registering the shares of Common Stock that will be issuable under the Amended Plan if it is approved by shareholders.
Awards Previously Granted Under the Existing Plan
The following table sets forth the equity awards issued under the Existing Plan that have been received as of March 31, 2021 to the following persons or groups: (i) our chief executive officer; (ii) each of our other Named Executive Officers; (iii) our current executive officers as a group; (iv) our current non-executive officer directors as a group; (v) each nominee for election as a director; and (vi) all employees, including all current officers who are not executive officers, as a group. There have been no equity awards granted to (i) any associate of any current director who is not a Named Executive Officer or nominee or (ii) any associate of any executive officer. In addition, except as may be set forth below, no person was granted equity awards under the Existing Plan which in the aggregate accounted for five percent or more of the total number of shares available for issuance under the Existing Plan.
On March 31, 2021, the closing price of our common stock, as reported on Nasdaq, was $36.76.

Name and Position	RSU Grants (1)
Kewsong Lee, Chief Executive Officer and Director	6,413,740
Glenn A. Youngkin, former Co-Chief Executive Officer and former Director (2)	4,558,335
Curtis L. Buser, Chief Financial Officer	1,385,257
William E. Conway, Jr., Founder, Co-Chairman and Director	—
Daniel A. D’Aniello, Founder, Chairman Emeritus and Director	—
David M. Rubenstein, Founder, Co-Chairman and Director	—
Peter J. Clare, Chief Investment Officer for Corporate Private Equity and Director	1,108,006
Jeffrey W. Ferguson, General Counsel	685,893
Christopher Finn, Chief Operating Officer	1,489,338
Lawton W. Fitt, Lead Independent Director	47,945
James H. Hance, Jr., Operating Executive and Director	35,010
Janet Hill, Director	47,945
Derica W. Rice, Director	—
Thomas S. Robertson, Director	47,945
William J. Shaw, Director	47,945
Anthony Welters, Director	31,368
All Current Executive Officers as a Group	11,367,378
All Current Non-Executive Officer Directors as a Group	258,158
All Employees, other than Executive Officers, as a Group (3)	40,598,217
(1)The number of shares to be issued in respect of unvested performance-vesting RSUs has been calculated based on the assumption that the “maximum” level of performance applicable to such RSUs will be achieved.
(2)Of the RSU Grants awarded to Mr. Youngkin, 2,954,575 RSU awards were forfeited upon Mr. Youngkin’s retirement in September 2020.
(3)Amounts shown exclude awards granted to employees who departed from the Company on or prior to March 31, 2021.

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Securities Authorized for Issuance under Equity Compensation Plans
The table set forth below provides information concerning the awards that may be issued under the “Equity Incentive Plan” as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (2)
Equity compensation plans approved by security holders	8,523,082	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	8,523,082	—	—
(1)Reflects the outstanding number of our restricted stock units granted under the Equity Incentive Plan as of December 31, 2020.
(2)Under the Equity Incentive Plan in effect as of January 1, 2021, the aggregate number of shares of common stock covered by the Equity Incentive Plan increased on the first day of each fiscal year during its term by a number of shares of common stock equal to the positive difference, if any, of (a) 10% of the aggregate number shares of common stock outstanding on the last day of the immediately preceding fiscal year minus (b) the aggregate number of shares of common stock that were available for the issuance of future awards under the Equity Plan as of such last day (unless the administrator of the Equity Incentive Plan should decide to increase the number shares of common stock available for future grants under the plan by a lesser amount). As of January 1, 2021, pursuant to this formula, 35,352,057 shares of common stock were available for issuance under the Equity Incentive Plan. We filed a registration statement Form S-8 under the Securities Act to register shares of common stock covered by the Equity Incentive Plan (including pursuant to the automatic annual increase that was effective as of January 1, 2021). Such Form S-8 registration statement automatically become effective upon filing. Accordingly, shares of common stock registered under such registration statement will be available for sale in the open market.

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ITEM 4. NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed above. The text of the resolution in respect of Proposal 4 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”
In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis set forth above.
In particular, shareholders should note that we base our executive compensation decisions on the following:
•placing a strong emphasis on financial performance, with the flexibility to also assess against key initiatives and individual performance;
•an appropriate link between compensation and the creation of shareholder value through equity awards; and
•long-term incentive awards that do not promote excessive risk taking.
While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.
Board Recommendation
The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

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ITEM 5. NON-BINDING VOTE ON FREQUENCY OF SHAREHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-FREQUENCY)
Section 14A of the Exchange Act enables our shareholders to vote on a non-binding, advisory basis how frequently we will submit “Say-on-Pay” proposals, similar to Proposal 4 to our shareholders in the future. Our shareholders have the following three alternatives to choose from: (1) every year (“1 year” on the proxy card), (2) every two years (“2 years” on the proxy card) or (3) every three years (“3 years” on the proxy card). In addition, our shareholders may choose to abstain from voting on this proposal.
The vote on this proposal is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors. Our Compensation Committee values the opinions expressed by our shareholders and will take into account the outcome of the vote to determine the frequency of future advisory votes on executive compensation.
Board of Directors Recommendation
Our Board unanimously recommends that you vote for the holding of future non-binding advisory votes on the compensation of our named executive officers every “1 YEAR”.

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CONVERSION TO A CORPORATION
Effective January 1, 2020, we converted from a Delaware limited partnership to a Delaware corporation named The Carlyle Group Inc. In connection with the Conversion, holders of the partnership units in Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. (collectively “Carlyle Holdings”) exchanged such units for an equivalent number of shares of common stock and certain other restructuring steps occurred. In connection with the Conversion, on January 1, 2020:
•the Tax Receivable Agreement, dated as of May 2, 2012, was amended (the “Tax Receivable Agreement Amendment”);
•the Registration Rights Agreement with Senior Carlyle Professionals, dated as of May 8, 2012, was amended and restated (the “A&R Registration Rights Agreement”);
•the Form of Indemnification Agreement was amended and restated (the “Form of A&R Indemnification Agreement”); and
•The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan was amended and restated;
in each case, to give effect to and reflect the Conversion. In addition, on January 1, 2020, in connection with the Conversion, the Employment Agreement of Kewsong Lee, dated as of October 23, 2017 was amended. These changes were generally clarifying and conforming in nature and intended to preserve the pre-conversion status quo.
In connection with the Conversion, on January 1, 2020 the Company entered into stockholder agreements with William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein (collectively, the “Founders” and such agreements, the “Stockholder Agreements”). See “—Stockholder Agreements” below.
In connection with the Conversion, the Carlyle Holdings partnership units that were held by the limited partners of Carlyle Holdings were exchanged for an equivalent number of shares of common stock, including 17,000 Carlyle Holdings partnership units that were exchanged by Carlyle Group Management L.L.C., the former general partner of The Carlyle Group L.P..
    Holders of Carlyle Holdings partnership units will receive cash payments aggregating to approximately $344 million, which is equivalent to $1.50 per Carlyle Holdings partnership unit exchanged in the Conversion, payable in five annual installments of $0.30 each beginning in January 2020. Of this aggregate amount, Messrs. Youngkin, Buser, Conway, D’Aniello, Rubenstein, Clare, Ferguson, Finn and

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Hance will receive $8,506,632, $391,062, $66,749,466, $66,749,466, $70,499,466, $6,916,545, $941,724, $312,432 and $377,070, respectively, and Mubadala will receive $35,276,909. None of our independent directors nor Messrs. Larson or Lee were limited partners of the Carlyle Holdings partnerships and will not receive any payments related to the foregoing. The payment obligations will be unsecured obligations of the Company or a subsidiary thereof, subordinated in right of payment to indebtedness of the Company and its subsidiaries, and will not bear interest.
STOCKHOLDER AGREEMENTS
    In connection with the Conversion, on January 1, 2020, we entered into stockholder agreements with each of our founders, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein (such agreements the “Stockholder Agreements”). Pursuant to the Stockholder Agreements each founder has the right to nominate one director to our Board of Directors for so long as such founder and or his “Founder Group” (as defined in the Stockholder Agreements) beneficially owns at least 5% of our issued and outstanding common stock. In addition, each founder will have the right to nominate a second director to our Board of Directors until the earlier of (x) such time as the founder and or his Founder Group ceases to beneficially own at least 20 million shares of common stock and (y) January 1, 2027. For so long as at least one founder is entitled to designate two directors to our Board of Directors, the founders then serving on the board may (i) designate a founder to serve as co-chair of the board and (ii) designate a founder to serve on each of the compensation and nominating and governance committees and any executive committee of the board, subject to applicable law and listing standards.
TAX RECEIVABLE AGREEMENT
In connection with our initial public offering, we entered into a tax receivable agreement with the limited partners of the Carlyle Holdings partnerships whereby we agreed to pay to such limited partners 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax realized as a result of increases in tax basis resulting from exchanges of Carlyle Holdings partnership units for common units of The Carlyle Group L.P.
From and after the consummation of the Conversion, holders of Carlyle Holdings partnership units do not have any rights to payments under the tax receivable agreement except for payment obligations pre-existing at the time of the Conversion with respect to exchanges that have occurred prior to the Conversion.
For the year ended December 31, 2020, no payments in respect of exchanges made prior to the Conversion were made to our directors or executive officers pursuant to the tax receivable agreement.
REGISTRATION RIGHTS AGREEMENT
We have entered into an amended and restated registration rights agreement pursuant to which TCG Carlyle Global Partners L.L.C., an entity wholly-owned by our senior Carlyle professionals, has the right to request that we register the sale of shares of common stock held by our pre-IPO owners an unlimited number of times and may require us to make available shelf registration statements permitting sales of shares of common stock into the market from time to time over an extended period. In addition, TCG Carlyle Global Partners L.L.C. has the ability to exercise certain piggyback registration rights in respect of shares of common stock held by our pre-IPO owners in connection with registered offerings requested by other registration rights holders or initiated by us.
In addition, in accordance with the terms of the subscription agreement which governs its investment in our business, we entered into registration rights agreements with Mubadala.

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FIRM USE OF PRIVATE AIRCRAFT
In the normal course of business, our personnel have made use of aircraft owned by entities controlled by Messrs. Lee, Conway, D’Aniello, and Rubenstein. Messrs. Lee, Conway, D’Aniello, and Rubenstein paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use.
Payment by us for the business use of these aircraft is made throughout the year based on budgeted business use to entities controlled by Messrs. Lee, Conway, D’Aniello, and Rubenstein as well as to third-party aircraft management companies for services and supplies relating to business use flight operations. When actual business use exceeds budgeted aircraft use we make additional payments to the aircraft owner and/or the aircraft management company, as appropriate. Similarly, when the aggregate amount paid for budgeted aircraft use exceeds the calculated costs of actual business use, or results in rates which exceed market aircraft charter rates, we receive reimbursement of such excess payments from the aircraft owner and/or the aircraft management company, as appropriate. These adjustments are calculated annually and payments or reimbursements are generally made after year-end. The impact of COVID-19 on our business travel resulted in unusually high reimbursable adjustments related to 2020 flight operations.
We paid the following amounts to the aircraft owners and the aircraft management companies related to business flights in 2020, net of amounts reimbursable to us for market rate and actual usage adjustments:

	Kewsong Lee	William E. Conway, Jr.	Daniel A. D'Aniello	David M. Rubenstein	Total
Payments for 2020 Business Use (1)	$1,407,683	$227,883	$682,585	$1,869,014	$4,187,165
Less: Reimbursable adjustments (2)	979,549	227,883	590,268	1,112,349	2,910,049
Total Aircraft Cost for 2020 Business Use	$428,134	$—	$92,317	$756,665	$1,277,116
(1)Excludes payments (reimbursements) during 2020 related to the aircraft of Messrs. Lee, Conway, D’Aniello and Rubenstein of $52,314, $35,475, $(105,064), and $793,897, respectively, for adjustments related to 2019 flight operations, as well as payments made in 2020 related to Mr. Lee’s aircraft of $184,539 related to 2021 budgeted flight operations. Includes payments made in 2021 related to the aircraft of Messrs. Lee, Conway, D’Aniello and Rubenstein of $47,875, $16,635, $54,852 and $127,212, respectively, related to 2020 flight operations.
(2)Represents amounts payable to us in 2021 related to adjustments for 2020 flight operations.
INVESTMENTS IN AND ALONGSIDE CARLYLE FUNDS
Our directors and executive officers are permitted to coinvest their own capital in and alongside our investment funds. The opportunity to invest in and alongside our investment funds is also available to all of our senior Carlyle professionals and to those of our employees whom we have determined have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage our eligible professionals to invest in and alongside our investment funds because we believe that such investing further aligns the interests of our professionals with those of our fund investors and our firm. Our directors and officers may also transfer or purchase outstanding interests in our investment funds, whereupon the interests may remain not subject to or may no longer be subject to management fees, incentive fees or carried interest in some cases.
Coinvestments are investments in investment vehicles or other assets on the same terms and conditions as those available to the applicable fund, except that these coinvestments generally are not subject to management fees, incentive fees or carried interest. These coinvestments are funded with our professionals’ own “after tax” cash and not with deferral of management or incentive fees. Coinvestors are responsible for their pro-rata share of partnership and other general and administrative fees and expenses. In addition, our directors and executive officers are permitted to invest their own capital directly

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in investment funds we advise, in most instances not subject to management fees, incentive fees or carried interest. We intend to continue our coinvestment program and we expect that our eligible professionals, including our senior Carlyle professionals and our executive officers and directors collectively will continue to invest significant amounts of their own capital in and alongside the investment funds that we advise or manage.
Certain members of our Board of Directors are employees of Carlyle (Messrs. Lee, Conway, D’Aniello, Rubenstein, and Clare) and one member of our Board of Directors is an Operating Executive of Carlyle (Mr. Hance) and each also own investments in and alongside our investment funds. The amount invested in and alongside our investment funds during 2020 by certain of our directors and by our executive officers (and their family members and investment vehicles) and Mr. Youngkin, including amounts funded pursuant to third party capital commitments assumed by such persons, was $7,509,714 for Mr. Lee; $18,582,854 for Mr. Youngkin; $732,159 for Mr. Buser; $95,638,212 for Mr. Conway; $64,691,894 for Mr. D’Aniello; $50,405,242 for Mr. Rubenstein; $16,988,357 for Mr. Clare; $470,869 for Mr. Ferguson; $921,332 for Mr. Finn; $890,631 for Mr. Hance; $416,763 for Mr. Shaw; and $10,001,982 for Mr. Welters. None of Ms. Fitt, Ms. Hill or Messrs. Larson, Rice or Robertson made any coinvestments in 2020.
Certain of our directors and our executive officers and Mr. Youngkin (and their family members and investment vehicles) also made additional commitments to our investment funds during 2020. In the aggregate, our directors and executive officers and Mr. Youngkin (and their family members and investment vehicles) made commitments to our investment funds during 2020 of approximately $41.9 million, and the total unfunded commitments of our directors and executive officers (and their family members and investment vehicles) to our investment funds as of December 31, 2020 was $23,740,083 for Mr. Lee; $65,724,694 for Mr. Youngkin; $2,415,843 for Mr. Buser; $216,495,056 for Mr. Conway; $190,451,317 for Mr. D’Aniello; 162,109,124 for Mr. Rubenstein; $60,464,485 for Mr. Clare; $1,472,568 for Mr. Ferguson; $4,037,240 for Mr. Finn; $4,016,929 for Mr. Hance; $1,885,360 for Mr. Shaw; and $28,053,832 for Mr. Welters. None of Ms. Fitt, Ms. Hill or Messrs. Larson, Rice or Robertson has any unfunded commitments to our investment funds as of December 31, 2020.
FOUNDERS’ NON-COMPETITION AND NON-SOLICITATION AGREEMENTS
We have non-competition agreements with each of our founders, Messrs. Conway, D’Aniello and Rubenstein. Each founder agreed that during the period he is a controlling partner (as defined in the non-competition agreement) and for the period of three years thereafter (the “Restricted Period”), he will not engage in any business or activity that is competitive with our business. Each founder agreed that during the Restricted Period, he will not solicit any of our employees, or employees of our subsidiaries, to leave their employment with us or otherwise terminate or cease or materially modify their relationship with us, or employ or engage any such employee. In addition, during the Restricted Period, each founder will not solicit any of our fund investors to invest in any funds or activities that are competitive with our businesses and will not pursue or otherwise seek to develop any investment opportunities under active consideration by Carlyle.
During the Restricted Period, each founder is required to protect and only use “proprietary information” that relates to our business in accordance with strict restrictions placed by us on its use and disclosure. Each founder agreed that during the Restricted Period he will not disclose any of the proprietary information, except (1) as required by his duties on behalf of Carlyle or with our consent or (2) as required by virtue of subpoena, court or governmental agency order or as otherwise required by law or (3) to a court, mediator or arbitrator in connection with any dispute between such founder and us.
In the case of any breach of the non-competition, non-solicitation, confidentiality and investment activity limitation provisions, each founder agrees that we will be entitled to seek equitable relief in the form of specific performance and injunctive relief.

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OTHER TRANSACTIONS
Mr. Hance, a member of our Board of Directors, is an Operating Executive of Carlyle and received, for the year ended December 31, 2020, an operating executive fee in respect of his service in such capacity of $250,000 and, on May 1, 2020, a grant of 5,411 restricted stock units. Mr. Hance was also previously allocated direct carried interest ownership at the fund level in respect of certain corporate private equity funds. For the year ended December 31, 2020, Mr. Hance received distributions of $5,070 in respect of such carried interest.
The founders of our firm, Messrs. Conway, D’Aniello and Rubenstein, are members of our Board of Directors and as employees of Carlyle each received, for the year ended December 31, 2020, a salary of $275,000.
STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Audit Committee or another independent body of the Board of Directors. No related person transaction will be executed without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

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The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2021 (unless otherwise indicated below) by each person known to us to beneficially own more than 5% of any class of our outstanding voting securities, each of our directors and named executive officers and all directors and executive officers as a group. The 199,124,658 shares of common stock shown below as beneficially owned by Carlyle Group Management L.L.C. represent the shares underlying the irrevocable proxies that Carlyle Group Management L.L.C. holds and includes 135,223,591 shares of common stock beneficially owned by senior Carlyle professionals (including Messrs. Conway, D’Aniello and Rubenstein and our named executive officers) and 18,473,576 shares of common stock beneficially owned by Five Overseas Investment L.L.C., which shares also are separately reported as beneficially owned by such persons in the table below.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	% of Class
Carlyle Group Management L.L.C. (1), (6)	199,124,658	56.1%
Vulcan Value Partners, LLC (2)	25,419,289	7.2%
Five Overseas Investment L.L.C. (3), (4)	18,473,576	5.2%
Kewsong Lee (3), (5), (6)	2,572,459	*
Glenn A. Youngkin (3), (5)	6,710,977	1.9%
Curtis L. Buser (3)	717,678	*
William E. Conway, Jr. (3)	34,499,644	9.7%
Daniel A. D’Aniello (3), (5)	44,499,644	12.6%
David M. Rubenstein (3)	39,249,644	11.1%
Peter J. Clare (3), (5)	5,028,385	1.4%
Jeffrey W. Ferguson (3)	848,943	*
Christopher Finn (3), (5)	809,827	*
Lawton W. Fitt (6)	47,945	*
James H. Hance, Jr. (3), (6)	286,390	*
Janet Hill (6)	52,945	*
Derica W. Rice (5)	4,193	*
Thomas S. Robertson (6)	47,945	*
William J. Shaw (6)	47,945	*
Anthony Welters (6)	56,368	*
All executive officers and directors as a group (16 persons)	128,769,955	36.3%

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*    Less than 1%
(1)In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C. that entitles it to vote their shares of common stock until the earlier of (i) such time as Carlyle Group Management L.L.C. ceases to have voting power over shares of common stock representing at least 20% of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors and (ii) January 1, 2025. This amount reflects the shares of common stock underlying the irrevocable proxies over which Carlyle Group Management L.L.C. has sole voting power and 17,000 shares of common stock that Carlyle Group Management L.L.C. directly owns and has sole dispositive power over. Carlyle Group Management L.L.C. is owned by senior Carlyle professionals, provided that no member is entitled to more than 20% of the voting interests therein.
(2)Reflects shares of common stock beneficially owned by Vulcan Value Partners, LLC based on the Schedule 13G filed by Vulcan Value Partners, LLC (“Vulcan”) and Mr. C.T. Fitzpatrick, Chief Executive Officer/Chief Investment Officer/Principal of Vulcan, on February 16, 2021. The address of Vulcan Value Partners, LLC is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223.
(3)Such individual or entity, as the case may be, granted an irrevocable proxy as described above to Carlyle Group Management L.L.C. with respect to all shares of common stock beneficially owned by such person or entity, and therefore, has no voting authority over such shares. Each individual or entity, as applicable, retains sole disposition power over the shares beneficially owned.
(4)The shares of common stock shown in the table above are held by Five Overseas Investment L.L.C. (“Five Overseas”), which is a controlled subsidiary of Mamoura Diversified Global Holding PJSC (“MDGH”, formerly known as Mubadala Development Company PJSC) a public joint stock company incorporated in the Emirate of Abu Dhabi, United Arab Emirates, which is wholly owned by Mubadala Investment Company PJSC (“Mubadala Investment”), which is wholly owned by the Government of the Emirate of Abu Dhabi. The address for Mubadala Investment, MDGH and Five Overseas is Al Mamoura Building 45005, Abu Dhabi, United Arab Emirates.
(5)Of the 2,572,459 shares of common stock shown in the table above for Mr. Lee, 2,283,407 shares of common stock are held in a grantor retained annuity trust for which Mr. Lee is the investment trustee and 283,563 shares of common stock are held in a family trust. Of the 6,710,977 shares of common stock shown in the table above for Mr. Youngkin, 142,857 shares of common stock are held in a family trust. Of the 44,499,644 shares of common stock shown in the table above for Mr. D’Aniello, 495,542 shares of common stock are held in a family trust and 17,000 are shares of common stock held by Carlyle Group Management L.L.C. over which Mr. D’Aniello retains sole investment power. Of the 5,028,385 shares of common stock shown in the table above for Mr. Clare, 273,632 shares of common stock are held in a children’s trust. Of the 809,827 shares of common stock shown in the table above for Mr. Finn, 13,595 shares of common stock are held in a family trust and 313,937 shares of common stock are held indirectly by Mr. Finn in a limited liability company of which Mr. Finn is the manager. The 4,193 shares of common stock shown in the table above for Mr. Rice are held indirectly by Mr. Rice’s spouse.
(6)The number of shares of common stock shown in the table above includes the following underlying RSUs that will vest within 60 days of March 31, 2021: 5,489 shares for Mr. Lee , 110,945 shares for Carlyle Group Management, L.L.C. and 5,411 shares for each of Ms. Fitt, Mr. Hance, Ms. Hill, Mr. Robertson, Mr. Shaw and Mr. Welters.

2021 Proxy Statement	63

HOW TO COMMUNICATE WITH THE BOARD OF DIRECTORS
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our Corporate Secretary at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.
CORPORATE GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE
On our website (https://ir.carlyle.com/governance) under the heading “Corporate Governance,” you can find, among other things, our:
•Process for Reporting of Concerns
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Code of Conduct
•Governance Policy
•Code of Ethics for Financial Professionals
Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
OTHER BUSINESS
As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

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When and where is our Annual Meeting?
We will be holding our Annual Meeting virtually, on Tuesday, June 1, 2021, at 9:00 a.m. EDT, via the Internet at www.virtualshareholdermeeting.com/CG2021.
In light of the coronavirus, or COVID-19, pandemic, for the safety of all of our people, including our shareholders, and taking into account current federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting.
The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.proxyvote.com.
How can I attend our Annual Meeting?
Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at 9:00 a.m. EDT.
To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you will not be able to participate.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of our record date who attend and participate in our virtual Annual Meeting at 9:00 a.m. EDT will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints, and such questions and responses will be posted on the Company’s Investor Relations site as soon as practicable after the Annual Meeting. Questions regarding claims or personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, including

2021 Proxy Statement	65

information on when the meeting will be reconvened.
What is included in our proxy materials?
Our proxy materials, which are available at www.proxyvote.com, include:
•Our Notice of 2021 Annual Meeting of Shareholders;
•Our Proxy Statement; and
•Our 2020 Annual Report to Shareholders.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 14, 2021, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2020 Annual Report to Shareholders, which will be sent on or about April 14, 2021.
Who can vote at our Annual Meeting?
You can vote your shares of common stock at our Annual Meeting if you were a shareholder at the close of business on April 5, 2021.
As of April 5, 2021, there were 354,572,612 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.
In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C., which is wholly owned by our founders and other senior Carlyle professionals.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
Shareholder of Record. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:
American Stock Transfer & Trust Company
Operations Center
6201 15th Avenue
Brooklyn, NY 11219
Phone: (800) 937-5449
Beneficial Owner of Shares Held in Street Name.
If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.
Can I change my vote after I have voted?
You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.
You can revoke your vote:

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•By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);
•By signing and returning a new proxy card with a later date;
•By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker- dealer or other similar organization through which you hold shares; or
•By voting at the Annual Meeting.
You may also revoke your proxy by giving written notice of revocation to the Corporate Secretary at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, DC 20004, which must be received no later than 5:00 p.m., Eastern Time, on May 31, 2021. In light of disruptions caused by the coronavirus, or COVID-19, pandemic, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to publicinvestor@carlyle.com.
If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.
How can I obtain an additional proxy card?
Shareholders of record can contact our Investor Relations team at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, DC 20004, Attention: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com.
If you hold your shares of common stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.
How will my shares be voted if I do not vote at the Annual Meeting?
The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of common stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).
How will my shares be voted if I do not give specific voting instructions?
Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Corporate Governance Committee and designated by our Board.
Beneficial Owners of Shares Held in Street Name.
If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.
•Ratification of Independent Registered Public Accounting Firm. Nasdaq rules allow your bank, brokerage firm, broker-dealer or other similar organization to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2021, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine.
•All other matters. All other proposals are non-routine matters under Nasdaq rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.
What is a Broker Non-Vote?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.
What is the quorum requirement for our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. With respect to the election of directors, the holders of our outstanding shares of common stock entitled to vote as of April 5, 2021

2021 Proxy Statement	67

who attend the Annual Meeting, provided that such holders represent at least one-third of our outstanding shares of common stock, represented either in person or by proxy, will constitute a quorum. With respect to the other matters to be voted on at the Annual Meeting, the holders of a majority of the outstanding shares of common stock entitled to vote as of April 5, 2021, represented in person or by proxy, will constitute a quorum. Abstentions and shares represented by broker non-votes that are present and entitled to vote at the Annual Meeting will be treated as present for quorum purposes. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.
Who counts the votes cast at our Annual Meeting?
Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and Christopher Woods will act as the independent inspector of election.
Where can I find the voting results of our Annual Meeting?
We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.
When will Carlyle hold an advisory vote on the frequency of Say-on-Pay votes?
The next advisory vote on the frequency of Say-on-Pay votes will be held no later than our 2027 Annual Meeting of Shareholders.
How do I obtain more information about Carlyle?
A copy of our 2020 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2020 Annual Report on Form 10-K, including our financial statements and schedules thereto, our Governance Policy, our Code of Conduct, our Code of Ethics for Financial Professionals and Audit Committee charter by writing to: The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, Attn: Investor Relations, telephone: (202) 729-5800; email: publicinvestor@carlyle.com.
These documents, as well as other information about The Carlyle Group Inc., are also available on our website at https://ir.carlyle.com/governance.
How do I inspect the list of shareholders of record?
A list of the shareholders of record as of April 5, 2021 will be available for inspection during ordinary business hours at our headquarters at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, from May 22, 2021 to June 1, 2021. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/CG2021 and enter the control number provided on your proxy card, voting instruction form or Notice.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2020 Annual Report to Shareholders are available at: www.proxyvote.com. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.proxyvote.com.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
Who pays the expenses of this proxy solicitation?
Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication.
Our directors, officers and employees will receive no additional compensation for any such solicitation.
What is “householding”?
In accordance with a notice sent to certain street name shareholders of common stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2020 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to

2021 Proxy Statement	68

reduce our printing and postage costs. We currently do not “household” for shareholders of record.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2020 Annual Report to Shareholders, you may contact us at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, Attn: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com, and we will deliver those documents to you promptly upon receiving the request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences you may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth in our certification of incorporation.
How can I submit a Rule 14a-8 shareholder proposal at the 2022 Annual Meeting of Shareholders?
Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting of Shareholders must submit their proposals to the Corporate Secretary via email at publicinvestor@carlyle.com or by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington,
DC 20004. Proposals must be received on or before December 20, 2021. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.
How can I submit nominees or shareholder proposals in accordance with our Certificate of Incorporation?
In accordance with our certificate of incorporation, in order to bring director nominations or any other business, including shareholder proposal to be included in our proxy materials, to be properly brought before the 2022 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to Corporate Secretary via email at publicinvestor@carlyle.com or by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, in compliance with the procedures and along with the other information required by our certificate of incorporation, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2021 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our certificate of incorporation must be received no earlier than February 1, 2022 and no later than March 3, 2022. In the event that the 2022 Annual Meeting of Shareholders is held more than 30 days before or more than 70 days after June 1, 2022, notice by the shareholder must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

2021 Proxy Statement	69

What vote is required for adoption or approval of each matter to be voted on?

Election of Directors	A plurality of the votes cast (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	A majority of the votes cast	FOR the ratification of the appointment of Ernst & Young Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	A majority of the votes cast
FOR the resolution approving The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan

Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

Advisory Vote to Approve Executive Compensation (Say-on-Pay)	A majority of the votes cast	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Advisory Vote on Frequency of Shareholder Votes to Approve Executive Compensation (Say-on-Frequency)	A majority of the votes cast	FOR Say-on-Pay votes EVERY YEAR Unless a contrary choice is specified, proxies solicited by our Board will be voted for the EVERY YEAR option

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What are my choices for casting my vote on each matter to be voted on?

PROPOSAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS OR WITHHOLD VOTES, AS APPLICABLE	BROKER DISCRETIONARY VOTING ALLOWED?	EFFECT OF BROKER NON-VOTES
Election of Directors	FOR or WITHHOLD (for each director nominee).	No effect – will be excluded entirely from the vote with respect to the nominee from which they are withheld	No	No effect
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	Yes	N/A
Approval of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect
Advisory Vote on Frequency of Shareholder Votes to Approve Executive Compensation (Say-on-Frequency)	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect

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Distributable Earnings and Fee Related Earnings
Distributable Earnings, or “DE”, is a key performance benchmark used in our industry and is evaluated regularly by management in making resource deployment and compensation decisions, and in assessing the performance of our three segments. We also use DE in our budgeting, forecasting, and the overall management of our segments. We believe that reporting DE is helpful to understanding our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. DE is intended to show the amount of net realized earnings without the effects of consolidation of the Consolidated Funds. DE is derived from our segment reported results and is an additional measure to assess performance. Fee Related Earnings, or “FRE,” is used to assess the ability of the business to cover direct base compensation and operating expenses from total fee revenues.

2021 Proxy Statement	A-1

Income before provision for income taxes is the U.S. GAAP measure most comparable to Distributable Earnings. The following is a reconciliation of income before provision for income taxes to Distributable Earnings:

(in millions, except per share amounts)	Year Ended December 31, 2020
Income before provision for income taxes	$580.0
Adjustments:
Net unrealized performance revenues	(598.7)
Unrealized principal investment loss (1)	556.2
Adjusted unrealized principal investment loss from investment in Fortitude Re (2)	104.4
Equity-based compensation (3)	116.6
Acquisition related charges, including amortization of intangibles and impairment	38.1
Other non-operating income	(7.2)
Tax expense associated with certain foreign performance fee revenues	(7.9)
Net income attributable to non-controlling interests in consolidated entities	(34.6)
Corporate conversion costs, severance and other adjustments	15.2
Distributable Earnings	$762.1
Realized performance revenues, net of related compensation (4)	246.3
Realized principal investment income (4)	73.0
Net interest	76.9
Fee Related Earnings	$519.7
(1)     Adjustments to unrealized principal investment income (loss) during the year ended December 31, 2020 are inclusive of $211.8 million of unrealized gains resulting from changes in the fair value of embedded derivatives related to certain reinsurance contracts included in Fortitude Reinsurance Company Ltd.’s U.S. GAAP financial statements prior to the contribution of our investment in Fortitude Group Holdings, LLC to Carlyle FRL, L.P., an affiliated investment fund, on June 2, 2020. At the time of the contribution of our investment to Carlyle FRL, L.P., we began accounting for our investment under the equity method based on our net asset value in the fund, which is an investment company that accounts for its investment in Fortitude Holdings at fair value. This resulted in an unrealized loss in principal investment income (loss) of $620.7 million during the year ended December 31, 2020. Refer to Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for more information regarding our strategic investment in Fortitude Re.
(2)    Adjusted unrealized principal investment income (loss) from the investment in Fortitude Re represents our pro rata share of Fortitude Holdings’ estimated net income (loss) for the period through June 2, 2020, excluding the unrealized gains (losses) related to embedded derivatives.
(3)    Equity-based compensation includes amounts presented in principal investment income and general, administrative and other expenses in our U.S. GAAP statement of operations.
(4)    Refer to “Realized Net Performance Revenues and Realized Principal Investment Income” below for the reconciliations to the most directly comparable U.S. GAAP measures.

2021 Proxy Statement	A-2

Realized Net Performance Revenues and Realized Principal Investment Income
Below is a reconciliation to the most directly comparable U.S. GAAP measures:

	Year Ended December 31, 2020
(in millions)	Carlyle Consolidated	Adjustments	Total Reportable Segments
Performance revenues	$1,635.9	$(1,049.8)	$586.1
Performance revenues related compensation expense	779.1	(439.3)	339.8
Net performance revenues	$856.8	$(610.5)	$246.3
Principal investment income (loss)	$(540.7)	$613.7	$73.0
Adjustments to performance revenues relate to (i) unrealized performance allocations net of related compensation expense and unrealized principal investment income, which are excluded from the segment results, (ii) amounts earned from the Consolidated Funds, which were eliminated in the U.S. GAAP consolidation but were included in the segment results, (iii) amounts attributable to non-controlling interests in consolidated entities, which were excluded from the segment results, (iv) the reclassification of performance revenues of our strategic partner NGP Energy Capital Management (“NGP”), which are included in principal investment income in the U.S. GAAP financial statements, (v) the reclassification of certain incentive fees from business development companies, which are included in fund management fees in the segment results, and (vi) the reclassification of tax expenses associated with certain foreign performance revenues. Adjustments to principal investment income (loss) also include the reclassification of earnings for the investments in NGP Management Company L.L.C. (“NGP Management”) and its affiliates to the appropriate operating captions for the segment results, and the exclusion of charges associated with the investment in NGP Management and its affiliates that are excluded from the segment results. Refer to Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for more information regarding our strategic investment in NGP.

2021 Proxy Statement	A-3

(as amended through June 1, 2021)
1.Purpose of the Plan
The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (as amended through ~~January~~ June 1, ~~2020~~ 2021) (the “Plan”) is designed to promote the long term financial interests and growth of The Carlyle Group Inc., a Delaware corporation and its Affiliates by (i) attracting and retaining senior professionals, employees, consultants, directors, members, partners and other service providers of the Company or any of its Affiliates and (ii) aligning the interests of such individuals with those of the Company and its Affiliates by providing them with equity-based awards based on the Company’s shares of common stock, par value $0.01 per share (the “Shares”).
2.Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)Administrator: The Compensation Committee of the Board, or a subcommittee thereof, or, if the Board shall so determine, the Board or other such committee thereof, to whom authority to administer the Plan has been delegated pursuant to Section 4 of the Plan.
(c)Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(d)Award: Individually or collectively, any Option, Share Appreciation Right, or Other Share-Based Awards based on or relating to the Shares issuable under the Plan.
(e)Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(f)Board: The board of directors of the Company.

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(g)Change in Control: (i) The occurrence of any Person, other than an Affiliate of the Company, becoming the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Act), directly or indirectly, of 50% or more of the total voting power of Shares, including by way of merger, consolidation or otherwise; or (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the directors serving on the Board. For purposes of this definition, “Continuing Director” means any member of the Board (a) serving on the Board at the beginning of the relevant period of two consecutive years referred to in the immediately preceding sentence, (b) appointed or elected to the Board by the members of the Board or (c) whose appointment or election to the Board by such Board, or nomination for election to the Board by the Company’s shareholders, was approved by a majority of the directors of the Board then still serving at the time of such approval who were so serving at the beginning of the relevant period of two consecutive years, were so appointed or elected by the members of the Board or whose appointment or election or nomination for election was so approved.
(h)Code: The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.
(i)Company: The Carlyle Group Inc., a Delaware corporation, and any successor corporation thereto.
(j)Disability: The term “Disability” shall have the meaning as provided under Section 409A(a)(2)(C)(i) of the Code. Notwithstanding the foregoing or any other provision of this Plan, the definition of Disability (or any analogous term) in an Award agreement shall supersede the foregoing definition; provided, however, that if no definition of Disability or any analogous term is set forth in such agreement, the foregoing definition shall apply.
(k)Effective Date: May 2, 2012.
(l)Fair Market Value: Of a Share on any given date means (i) the closing sale price per Share as quoted on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Shares are not listed for trading on Nasdaq, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Act on which the Shares are listed, (iii) if the Shares are not so listed on a national securities exchange, the last quoted bid price for the Shares on that date in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or (iv) if the Shares are not so quoted by OTC Markets Group Inc. or a similar organization, the average of the mid-point of the last bid and ask prices for the Shares on that date from a nationally recognized independent investment banking firm selected by the Administrator for this purpose.
(m)Option: A nonqualified option to purchase Shares granted pursuant to Section 6 of the Plan.
(n)Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.
(o)Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.
(p)Participant: A senior professional, employee, consultant, director, member, partner or other service provider of the Company or of any of its Affiliates who is selected by the Administrator to participate in the Plan.
(q)Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
(r)Plan: The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan.

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(s)Services: Shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, member or partner, if the Participant is consultant to, or partner of, the Company or of any of its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board; provided, however, that with respect to any Award subject to Section 409A of the Code, a Participant’s termination of Services shall be deemed to occur upon the date of the Participant’s separation from service within the meaning of Section 409A of the Code.
(t)Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.
(u)2021 Restatement Date: The June 1, 2021 effective date of the Plan’s amendment and restatement.
3.Shares Subject to the Plan
(a)Subject to Section 9 of the Plan, the total number of Shares which may be issued pursuant to Awards granted under the Plan on or after the 2021 Restatement Date shall be ~~30,450,000~~ 16,000,000. ~~Notwithstanding the foregoing, the total number of Shares subject to the Plan shall be increased on the first day of each fiscal year beginning in calendar year 2013 by a number of Shares equal to the positive difference, if any, of (x) 10% of the aggregate number of Shares outstanding on the last day of the immediately preceding fiscal year minus (y) the aggregate number of Shares which were available for the issuance of future Awards under the Plan on such last day of the immediate preceding fiscal year, unless the Administrator should decide to increase the number of Shares covered by the Plan by a lesser amount on any such date.~~ The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or payment of cash upon the exercise, vesting or settlement of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right. No Shares will be added back to the Share reserve under the Plan with respect to exercised Share Appreciation Rights granted under the Plan (regardless of whether the Share Appreciation Rights are cash settled or stock settled). Additionally, no Shares will be added back to the Share reserve under the Plan in the event that (i) a portion of the Shares covered by an Option are tendered to the Company or “net settled” to cover payment of the Option exercise price or (ii) the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise.
(b)~~The issuance of Shares or the payment of cash upon the exercise or vesting of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.~~ In the event that any Awards under the Plan (regardless of whether granted prior to, on or after the 2021 Restatement Date) terminate or lapse for any reason (in whole or in part), including, without limitation, due to failure to achieve performance-vesting or service-vesting criteria, on or after the 2021 Restatement Date without payment of consideration, the number of Shares subject to such terminated or lapsed portion of Awards shall be available for future Award grants under the Plan.
(c)The maximum number of Shares subject to Awards granted during a calendar year to any non-employee director serving on the Board, taken together with any cash fees paid to such non-

2021 Proxy Statement	B-3

employee director during such calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
4.Administration
(a)The Plan shall be administered by the Administrator. The Administrator may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or of any Affiliate of the Company; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, any Affiliate of the Company or any entity acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.
(b)The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
(c)The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).
(d)The Administrator may require payment of any amount it may determine to be necessary to withhold for U.S. federal, state, local, foreign or other taxes or social insurance contributions as a result of the exercise, grant or vesting of an Award (or such other taxable that may be applicable). In connection therewith, the Company or any Affiliate shall have the right to withhold from any compensation or other amount owing to the Participant, applicable withholding taxes or social insurance contributions with respect to any issuance or transfer under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes or social insurance contributions. Additionally, the Administrator may permit or require a Participant to publicly sell, in a manner prescribed by the Administrator, a sufficient number of Shares in connection with the settlement of an Award (with a remittance of the sale proceeds to the Company) to cover applicable tax withholdings or social insurance contributions.
5.Limitations
No Award may be granted under the Plan after ~~the tenth anniversary of the Effective Date~~ June 1, 2031, but Awards theretofore granted may extend beyond that date.
6.Terms and Conditions of Options
Options granted under the Plan shall be non‑qualified options for U.S. federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Administrator shall determine:
(a)Option Price. The Option Price per Share shall be determined by the Administrator; provided that the Option Price per Share shall not be less than the Fair Market Value of a Share on the

2021 Proxy Statement	B-4

applicable date the Option is granted unless the Participant is not subject to Section 409A of the Code or the Option is otherwise designed to be compliant with Section 409A of the Code.
(b)Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator, but in no event shall an Option be exercisable more than ten years after the date it is granted.
(c)Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the relevant clauses in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, and in the manner designated by the Administrator, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator, (iii) partly in cash and partly in such Shares, (iv) if the Option relates to Shares and if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased, or (v) to the extent permitted by the Administrator, through net settlement in Shares. ~~Unless otherwise provided in an Award agreement, no~~ No Participant shall have any rights to distributions or other rights of a holder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.
(d)Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.
(e)Service Recipient Stock. No Option may be granted to a Participant subject to Section 409A of the Code unless (i) the Shares constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Option is otherwise designed to be compliant with Section 409A of the Code.
(f)Repricing of Options. Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan without shareholder approval to (i) lower the exercise prices of any Options after they are granted, (ii) exchange Options for Options with lower exercise prices or cancel an Option when the Option Price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of stock options under generally accepted accounting principles.
7.Terms and Conditions of Share Appreciation Rights
(a)Grants. The Administrator may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Administrator may determine) and (C) shall be subject to the same terms and conditions as such

2021 Proxy Statement	B-5

Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).
(b)Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Administrator; provided, however, that (y) the exercise price per Share shall not be less than the Fair Market Value of a Share on the applicable date the Share Appreciation Right is granted unless the Participant is not subject to Section 409A of the Code or the Share Appreciation Right is otherwise designed to be compliant with Section 409A of the Code and (z) in the case of a Share Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Administrator. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. The Administrator, in its sole discretion, may determine that no fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to distributions or other rights of a holder with respect to Shares subject to a Share Appreciation Right until the Participant has been issued Shares in settlement of such Share Appreciation Rights and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.
(c)Limitations. The Administrator may impose, in its discretion, such conditions upon the exercisability of Share Appreciation Rights as it may deem fit, but in no event shall a Share Appreciation Right be exercisable more than ten years after the date it is granted.
(d)Service Recipient Stock. No Share Appreciation Right may be granted to a Participant subject to Section 409A of the Code unless (i) the Shares constitute “service recipient stock” with respect to such Participant (as defined in Section 1.409A-1(b)(5)(iii)) or (ii) the Share Appreciation Right is otherwise designed to be compliant with Section 409A of the Code.
(e)Repricing of Share Appreciation Rights. Notwithstanding any other provisions under the Plan, no action shall be taken under the Plan without shareholder approval to (i) lower the exercise prices of any Share Appreciation Rights after they are granted, (ii) exchange Share Appreciation Rights for Share Appreciation Rights with lower exercise prices or cancel a Share Appreciation Right when the exercise price exceeds the Fair Market Value in exchange for cash or other Awards (other than pursuant to Section 9 hereof) or (iii) take any other action that is treated as a “repricing” of Share Appreciation Rights under generally accepted accounting principles.
8.Other Share-Based Awards
The Administrator, in its sole discretion, may grant or sell Awards of Shares, restricted Shares, deferred restricted Shares, phantom restricted Shares or other ~~Share-Based~~ share-based awards based in whole or in part on the Fair Market Value of the Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards

2021 Proxy Statement	B-6

may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Administrator shall determine to whom and when Other Share-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, any vesting provisions thereof). To the extent that any dividends or dividend equivalent payments may be paid with respect to any Other Share-Based Award, no such dividend or dividend equivalent payments will be made unless and until the corresponding portion of the underlying Other Share-Based Award becomes earned and vested in accordance with its terms.
9.Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share distribution or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to holders of Shares other than regular cash distributions or any transaction similar to the foregoing, the Administrator shall make an equitable substitution or adjustment (subject to Section 17 of the Plan) as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or exercise price of any Option or Share Appreciation Right and/or (iii) any other affected terms of such Awards, in each case, to the extent determined by the Administrator to be necessary to preserve (and not to enlarge) Participants’ rights with respect to Awards outstanding under the Plan; provided, however, that the manner and form of any such equitable adjustments shall be determined by the Administrator in its sole discretion and without liability to any person.
(b)Change in Control. In the event of a Change in Control after the Effective Date, the Administrator may (subject to Section 17 of the Plan), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (ii) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Share Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights) over the aggregate exercise price of such Options or Share Appreciation Rights, (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion or (iv) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect. The provisions of this Section 9(b) shall not limit a Participant’s rights, if any, to accelerated vesting of an Award upon a Change in Control to the extent provided under the terms of any applicable Award agreement.
10.No Right to Continued Service, Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Services of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Services of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

2021 Proxy Statement	B-7

11.Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
12.Non-transferability of Awards
Unless otherwise determined or approved by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the applicable laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
13.Amendments or Termination
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Administrator may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants). No amendments shall be made to Sections 6(f) or 7(e) of the Plan (regarding repricing of Options or Share Appreciation Rights) without shareholder approval.
Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related U.S. Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.
14.International Participants
With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants (or establish a sub-plan operating under the Plan) in order to permit or facilitate participation in the Plan, to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.
15.Choice of Law
The Plan shall be governed by and construed in accordance with the law of the State of New York, without regard to its conflict of law provisions.
16.Effectiveness of the Plan
The Plan shall be effective as of the Effective Date.
17.Section 409A
To the extent applicable, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other

2021 Proxy Statement	B-8

interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and Award agreement from the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Services. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Administrator nor any employee, director or representative of the Company or of any of its Affiliates shall have any liability to Participants with respect to this Section 17.
18.Fractional Shares
Notwithstanding other provisions of the Plan or any Award agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

2021 Proxy Statement	B-9

CARLYLE

VOTE BY INTERNET
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CARLYLE GROUP INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Daniel A. D'Aniello
02) Peter J. Clare
03) Dr. Thomas S. Robertson
04) William J. Shaw

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote ONE YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
5. Non-Binding Vote on Frequency of Shareholder Votes to Approve Named Executive Officer Compensation ("Say-on-Frequency")	☐	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D39683-P48711

THE CARLYLE GROUP INC.
Annual Meeting of Shareholders
June 1, 2021 9:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder of The Carlyle Group Inc. (the "Company") acknowledges receipt of the Notice of the 2021 Annual Meeting of Shareholders of the Company and the Proxy Statement and hereby appoints: Kewsong Lee, Curt Buser, and Jeffrey Ferguson and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the 2021 Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/CG2021 on June 1, 2021 at 9:00 a.m. EDT, and at any postponements or adjournments thereof, as indicated on this proxy (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND THE PROPOSALS (SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD) HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS AND RECOMMENDED FOR APPROVAL BY THE SHAREHOLDERS.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BELOW, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS MADE IN REGARD TO A PROPOSAL INCLUDED IN THE PROXY STATEMENT, SUCH VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE ELECTION OF ALL THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND "ONE YEAR" FOR PROPOSAL 5.

PLEASE REFER TO THE COMPANY'S PROXY STATEMENT FOR A DISCUSSION OF EACH PROPOSAL.